UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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OraSure Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2016 Annual Meeting of Stockholders and Proxy Statement

Tuesday, May 17, 2016

10:00 a.m. (Eastern Time)

April 4, 2016

Dear Fellow Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders to be held on Tuesday, May 17, 2016 at 10:00 a.m. Eastern Time. We are pleased to announce that this year’s annual meeting will be a completely virtual meeting of stockholders, which will be conducted as a live webcast. You will be able to attend the annual meeting of stockholders online, vote your shares electronically if you wish, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/OSUR2016. This virtual meeting format will provide improved communication and cost savings for our stockholders and the Company.

Pursuant to the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the internet, a Notice of Internet Availability of Proxy Materials (the “Notice”) was sent to stockholders on or about April 4, 2016. The Notice contains information on how to access copies of the proxy materials and vote your shares.

At the meeting, you will be asked to (i) elect three Class I Directors to serve on the Board of Directors until the Annual Meeting of Stockholders in 2019; (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2016 fiscal year; (iii) approve, by an advisory (non-binding) vote, the compensation of the Company’s named executive officers as disclosed in the proxy materials; and (iv) transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors has approved the nominees for Director and recommends that you vote FOR their election to the Board. In addition, the Board of Directors recommends that you vote FOR the ratification of KPMG LLP’s appointment and FOR the Company’s executive compensation.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting online, we urge you to submit your vote as soon as possible. You will have the option to vote by telephone, via the internet, or by completing, signing, dating and returning a paper Proxy Card. Additional details on these options can be found in the Notice sent to you and in the other proxy materials. You may, of course, attend the Annual Meeting online and vote your shares during the meeting regardless of whether you have previously voted by phone, the internet or mail.

Thank you for your cooperation, your ongoing support of, and continued interest in OraSure Technologies, Inc.

Sincerely yours,

Douglas A. Michels

President and Chief Executive Officer

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

OF ORASURE TECHNOLOGIES, INC.

To Our Stockholders:

The 2016 Annual Meeting of Stockholders of OraSure Technologies, Inc. will be held virtually and for the following purpose:

Tuesday, May 17, 2016 at 10:00 am Eastern Time

Online by visiting www.virtualshareholdermeeting.com/OSUR2016

1.     To elect three (3) Class I Directors, each to serve for a term expiring at the Company’s Annual Meeting of Stockholders in 2019;

2.     To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016;

3.     To approve, by an advisory (non-binding) vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement accompaying this Notice; and

4.     To consider such other business as may properly come before the meeting, or any adjourment(s) or postponement(s) hereof.

Only holders of shares of our Common Stock of record at the close of business on March 24, 2016 will be entitled to vote at the Annual Meeting of Stockholders and any adjournment(s) or postponement(s) thereof. Additional information is included in the Proxy Statement accompanying this Notice.

By order of the Board of Directors,

Jack E. Jerrett

Secretary

April 4, 2016

Bethlehem, Pennsylvania

YOUR VOTE IS IMPORTANT. Whether or not you plan to participate in the Annual Meeting online, you are urged to vote your shares as promptly as possible by telephone, via the internet, or by completing, signing, dating and returning a paper Proxy Card, as described in the attached Proxy Statement. Voting by phone, the internet or mail does not deprive you of your right to attend the Meeting and vote your shares at that time.

PROXY STATEMENT

We are providing these Proxy Materials to stockholders of OraSure Technologies, Inc., a Delaware corporation (as used herein, “we,” “us,” “our” or the “Company”), in connection with the Company’s solicitation of proxies (each, a “Proxy”) for use at the Annual Meeting of Stockholders to be held on May 17, 2016, at 10:00 a.m. Eastern Time and at any adjournment(s) or postponement(s) thereof (the “Annual Meeting”).

As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the matters described in this Proxy Statement. We are pleased to offer a completely virtual Annual Meeting, which will be conducted as a live webcast that you can access online by going to www.virtualshareholdermeeting.com/OSUR2016. The webcast will not include a presentation by management. A question and answer session will be provided at the Annual Meeting only for questions that are germane to the matters being discussed and voted on at the meeting.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

2016 ANNUAL MEETING INFORMATION

• Date and Time:	Tuesday, May 17, 2016 10:00 a.m. (ET)

• Location:	Online by visiting www.virtualshareholdermeeting.com/OSUR2016

• Record Date:	March 24, 2016

2015 BUSINESS HIGHLIGHTS

•	Record consolidated net revenues of $119.7 million - 12% growth over 2014.
•	Consolidated net income of $8.2 million ($0.14 per share) - a $12.8 million improvement over 2014.
•	Four consecutive quarters of profitable operations.
•	$15.8 million in cash generated from operations - an $8.3 million improvement over 2014.
•	Over $101 million in cash and investments at year-end.
•	Gross margin of 67%, compared to 63% in 2014.
•	Molecular collection systems revenues grew 26% over 2014.
•	HCV product sales increased 57% over 2014 and grew sequentially each quarter during 2015.
•	Total HCV-related revenues (including AbbVie payments) were $24.9 million - a 68% improvement over 2014.
•	Generated $65.8 million in revenues from newest business lines (i.e. DNA Genotek, HCV-related, HIV-OTC and Ebola).
•	Obtained FDA Emergency Use Authorization for a new Ebola rapid antigen test.
•	Secured up to $10.4 million in federal government funding for clinical and regulatory activities related to the new Ebola test.
•	Launched microbiome product and service offerings.
•	Secured CE mark approval for new OMNIgene® • Sputum (tuberculosis) and OMNIgene® • Gut (microbiome) products.

We achieved record revenues and full-year profitability in 2015, with strong contributions from our molecular collections systems and OraQuick® HCV businesses. Several important new initiatives were launched in 2015, including our OraQuick® Ebola rapid antigen test and our new microbiome product and service offerings.

STOCKHOLDER VOTING MATTERS AND BOARD VOTING RECOMMENDATIONS

Proposals	Board Recommendation	Page Reference for More Detail
1) Election of Directors	FOR	72
2) Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	78
3) Advisory (Non-Binding) Vote to Approve Executive Compensation	FOR	78

CORPORATE GOVERNANCE HIGHLIGHTS

• Comprehensive Code of Business Conduct and Ethics applies to Board and Management.	• All Directors attended 2015 Annual Meeting of Stockholders.
• Independent Chairman of the Board of Directors (the “Board”).	• Strong stock ownership and retention guidelines for non-employee Directors and executive officers.
• Seven (7) of nine (9) Board members (“Directors”) are independent as defined by the Securities and Exchange Commission (“SEC”) and the NASDAQ Stock Market (“NASDAQ”).	• Policy prohibiting short sales, hedging and pledging of our Common Stock.
• Corporate Governance Principles in place to address Director independence, meetings and other important governance matters.	• Compensation recoupment or “clawback” policy.
• All committees of the Board consist solely of independent Directors.	• Strong “pay-for-performance” compensation philosophy.
• Regular executive sessions of independent Directors.	• Insider trading policy to prevent improper trading in our stock by non-employee Directors and employees.
• Regular stockholder engagement through meetings, conferences and other outreach.	• Oversight of risk management by Directors.
• Board and Committee meeting attendance of more than 75% of meetings during 2015.

PROPOSALS FOR STOCKHOLDER CONSIDERATION

Proposal No. 1 – Election of Directors

The following table provides summary information about each of our nominees for Class I Directors, whose new terms would expire at the 2019 Annual Meeting of Stockholders:

					Committee Memberships			Other Current
Name	Age	Director Since	Principal Occupation	Independent[1]	AC	CC	NC GC	Public Boards
Eamonn P. Hobbs	57	2016	Former President, Chief Executive Officer and Director of Antares Pharma, Inc.	Yes				—
Stephen S. Tang, Ph.D.	55	2011	President and Chief Executive Officer of The University Science Center	Yes				—
Douglas G. Watson	71	2002	Chief Executive Officer of Pittencrieff Glen Associates	Yes				—

AC = Audit Committee	CC = Compensation Committee	NCGC = Nominating & Corporate Governance Committee

= Member	= Chair

1As defined by the SEC and NASDAQ.

Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

Our Board and its Audit Committee have selected KPMG LLP (“KPMG”) to be our independent registered public accounting firm for the 2016 fiscal year. The Board believes KPMG is well qualified to serve in this capacity and is recommending that the engagement of KPMG be ratified by our stockholders.

Proposal No. 3 – Advisory (Non-Binding) Vote to Approve Executive Compensation

Our business is diverse and we operate in extremely competitive markets around the world.

It takes commitment from all of the talented people throughout our Company, and especially our executive team, to manage the many facets of our business. We have designed our compensation programs to enable us to attract, retain and reward our executives for achieving our objectives and delivering value to stockholders over the long-term. Therefore, we are asking our stockholders to approve, by an advisory (non-binding) vote, the compensation of our named executive officers (“NEOs”).

Our compensation programs are designed to focus and reward our executives for balancing both short and long-term priorities. To fulfill this mission, we have adopted a pay-for-performance philosophy that forms the foundation for executive compensation decisions made by our Board and the Compensation Committee of the Board (the “Compensation Committee”). In addition, our compensation decisions are designed to align the interests of our executives with the interests of our stockholders and incorporate strong corporate governance principles.

The Compensation Discussion and Analysis portion of this Proxy Statement (the “CD&A”) contains a detailed description of our executive compensation philosophy and program, the compensation decisions the Board and Compensation Committee have made under that program and the factors considered in making those decisions, focusing on the compensation of our NEOs for the year ended December 31, 2015, who were:

Douglas A. Michels, President and Chief Executive Officer;
Ronald H. Spair, Chief Financial Officer and Chief Operating Officer;
Anthony Zezzo, II, Executive Vice President, Marketing and Sales;
Jack E. Jerrett, Senior Vice President, General Counsel and Secretary; and
Mark L. Kuna, Senior Vice President, Finance, Controller and Assistant Secretary

At our 2015 Annual Meeting, 54% of the votes cast approved the compensation paid to our NEO’s for the 2014 fiscal year, as disclosed in our 2015 Proxy Statement. This represented a 24% and a 16% improvement from the results of our 2014 and 2013 Annual Meetings, respectively, where we did not receive majority support from our stockholders. The Board and our management take seriously the results of each “say-on-pay” (“SOP”) vote and the views of our stockholders regarding executive compensation. Accordingly, following each SOP vote over the past several years we have instituted an outreach effort to contact our stockholders in order to obtain their views on the reasons for the vote and to solicit their input on other aspects of our compensation practices. As part of that effort, after the 2015 Annual Meeting we engaged with stockholders who, in the aggregate, beneficially owned approximately 22% of our outstanding Common Stock to understand their concerns. Based on that input and the advice of an independent compensation consultant engaged by the Compensation Committee, we believe that several important changes we recently made to our executive compensation directly responded to the concerns of our stockholders. Most of these changes were implemented in 2015 and 2016 in response to stockholder outreach in prior years. The CD&A provides additional detail regarding the results of our outreach effort, the input received from our stockholders and the important actions we have taken in response to that input.

Compensation Components

We believe that all components of our executive compensation program are strongly tied to performance of both the Company and our executives and are aligned with the best interests of our stockholders. These components consist of the following:

Base Salary	Salaries are based on position relative to market and individual performance and contribution.
Annual Cash Incentive Bonus

Annual incentive cash bonuses reflect market-based targets and are contingent upon (i) achievement of corporate financial objectives, which are used to determine overall bonus pool funding, and (ii) the executive’s individual performance against pre-determined objectives, which are used to determine individual bonus payouts.

Long-term Incentive Plan (LTIP)	Long-term incentive equity compensation reflects market-based targets with the value of individual awards contingent upon the executive’s individual performance against pre-determined objectives during the fiscal year prior to award. During 2015, over half of the value of equity awards to executives consisted of stock options, which provide no value to executives unless our stock price increases after the date of grant.

Compensation Highlights

We believe that compensation awarded to executives for 2015 was closely aligned with our strong performance for the year. The Company’s financial results for 2015 represented a substantial improvement over 2014 and largely met or exceeded our targets for the year. With record consolidated net revenues of $119.7 million (12% growth over 2014), we reported consolidated net income of $8.2 million, or $0.14 per share. This was the first year of profitability since 2007. Our molecular collection systems business continued its strong performance in 2015 with revenues 26% higher than in 2014. Our HCV business also grew substantially, with 2015 net product revenues increasing 57% over 2014. Significantly, we reported sequential quarterly growth in our HCV revenues for all four quarters in 2015. During the year, we also entered into a contract for up to $10.8 million in funding from the Federal government for the manufacturing transfer and clinical testing related to our rapid Ebola test. We ended 2015 with over $101 million in cash on our balance sheet, which we can use for our future growth.

The 2015 compensation for Mr. Michels, our President and Chief Executive Officer (“CEO”), and Mr. Spair, our Chief Financial Officer and Chief Operating Officer (“CFO/COO”), increased consistent with our improved 2015 financial performance, reflecting our commitment to a pay for performance philosophy.

Significant Actions in Respect to SOP Votes

Based on advice from an independent compensation consultant and input from our stockholders, the Board and Compensation Committee adopted several key changes to our compensation program in order to more closely align compensation with the performance of our executives.

Recent Compensation Changes	Discussed on Page
Modified long-term incentive awards to include 50% performance-vested equity. The first equity awards using this new structure occurred in February 2016, with the value of individual awards based on benchmarked peer data and each executive’s performance during 2015.	38
Eliminated excise tax gross-up in all NEO employment agreements and changed modified “single trigger” change-in-control severance to “double trigger” in our CEO’s employment agreement.	39
Adopted increased stock ownership/retention requirements for executives.	39
Limited the Board’s ability to make discretionary adjustments to annual incentive bonus pool funding under the 2015 Management Incentive Plan to +/- 10%. This limit is also included in the 2016 Management Incentive Plan. Prior to 2015, the Board’s discretion in determining pool funding was not restricted.	40

In addition, we recently extended our previously authorized stock repurchase program and in late 2015 and early 2016 we purchased 1.2 million shares of our Common Stock at a cost of $7.6 million. This action was taken, in part, because of concerns expressed by our stockholders regarding the dilutive impact of the annual equity awards made to management and non-employee Directors. This recent extension of our stock repurchase program does not mean we will necessarily make similar purchases in the future. See page 40 for a further discussion of this matter.

Additional Key Features of Our Executive Compensation Program

Other key features of our compensation program further illustrate our commitment to pay-for-performance, the strong alignment of our executives’ interests with those of our stockholders and strong corporate governance. The more significant of these features are summarized below:

• Compensation is market driven and performance-based.	• Use of peer company benchmarking and tally sheets.
• Balanced mix of cash/equity, fixed/variable, short-term/long-term compensation components.	• Compensation recoupment policy.
• Threshold financial performance objectives for annual bonus pool funding are set at levels that meet or exceed actual financial performance for the prior fiscal year.	• No hedging or pledging of our Common Stock.
• Equity awards provide a long-term incentive with three to four year vesting.	• Regular stockholder outreach on compensation/governance matters.
• Total compensation targeted at 50th percentile of peer group.

QUESTIONS AND ANSWERS ABOUT THE 2016

ANNUAL MEETING AND VOTING

1.	WHY DID I RECEIVE THESE PROXY MATERIALS?

Our Board is furnishing Proxy Materials, including this Proxy Statement, a Proxy Card and the Company’s Annual Report to Stockholders for the year ended December 31, 2015 (“2015 Annual Report”), to our stockholders in order to solicit proxies to be voted at the Annual Meeting (each, a “Proxy”). Each stockholder can access these documents on the internet in accordance with the rules and regulations of the SEC. On or about April 4, 2016, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder at the holder’s address of record, indicating that this Proxy Statement is now available to our stockholders of record entitled to vote at the Annual Meeting.

SEC rules permit us to deliver only one copy of the Notice or a single set of Proxy Materials to multiple stockholders sharing the same address. Upon written or oral request, we will deliver separate Notices and/or copies of our 2015 Annual Report and/or this Proxy Statement to any stockholder at a shared address to which a single copy of the Notice was delivered. Stockholders may notify the Company of their requests by calling or writing us at OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Corporate Secretary; (610) 882-1820.

All stockholders and beneficial holders have the ability to access a copy of our Proxy Materials on the internet at the website referred to in the Notice. Stockholders will not receive printed copies of the Proxy Materials unless they request those copies. The Notice also instructs stockholders as to how to submit a Proxy through the internet. If you would like to receive a paper or e-mail copy of your Proxy Materials, you should follow the instructions for requesting such materials included in the Notice. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these Proxy Materials and soliciting votes. If you choose to access the Proxy Materials and/or vote over the internet, you are responsible for any internet access charges you may incur.

2.	WHAT IS A PROXY?

A Proxy is your legal designation of another person to vote the stock you own. That other person is called a “proxy.” If you designate someone as your proxy in a written document, that document also is called a Proxy or a Proxy Card.

Jack E. Jerrett and Mark L. Kuna, each of whom are officers of the Company, have been designated as proxies by the Board of Directors for the Annual Meeting.

3.	WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The record date for the Annual Meeting is March 24, 2016 (the “record date”). The record date is established by the Board of Directors as required by Delaware law. Only stockholders of record at the close of business on the record date are entitled to:

(a)	receive notice of the Annual Meeting; and
(b)	vote at the meeting and any adjournment(s) or postponement(s) of the meeting.

Each stockholder of record on the record date is entitled to one vote for each share of Common Stock held. On the record date, there were 56,404,634 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting.

A list of stockholders will be open for examination by any stockholder for any purpose germane to the 2016 Annual Meeting for a period of 10 days prior to the meeting at our principal executive offices at 220 East First Street, Bethlehem, PA 18015, and electronically during the 2016 Annual Meeting at www.virtualshareholdermeeting.com/OSUR2016 when you enter the control number provided to you.

4.	WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A STOCKHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares of stock are registered in your name on the books and records of our transfer agent, Computershare, Inc., you are a stockholder of record.

If your shares of stock are held for you in the name of your broker, bank or other nominee, your shares are held in street name. The answer to Question 7 describes brokers’ discretionary voting authority and when your broker, bank or other nominee is permitted to vote your shares of stock without instructions from you.

It is important that you vote your shares if you are a stockholder of record and, if you hold shares in street name, that you provide appropriate voting instructions to your broker, bank or other nominee as discussed in the answer to Question 7.

5.	HOW CAN I VOTE MY SHARES FOR THE ANNUAL MEETING?

All stockholders have a choice of voting via the internet, over the telephone or by completing and mailing a paper Proxy Card, as described below.

Voting via the Internet or by Telephone. Stockholders of record desiring to vote online via the internet or by telephone prior to the Annual Meeting, should go to www.proxyvote.com or call the toll free number indicated on the Proxy Card or Notice. You may vote via the internet or by telephone provided you do so by 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on May 17, 2016. Stockholders who attend the Annual Meeting via the internet may vote their shares at that time up to and during the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/OSUR2016.

Street name holders may vote via the internet or by telephone if their brokers, banks or other nominees make those methods available. If that is the case, each broker, bank or nominee will include instructions with the Notice or Proxy Statement.

The telephone and internet voting procedures, including the use of control numbers, are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly.

If you vote via the internet, you should understand that you will be responsible for any costs associated with this method of voting, such as usage charges from internet access providers and telephone companies.

Voting by Mail. If you desire to vote prior to the Annual Meeting by using a paper Proxy Card instead of by telephone or via the internet, you will need to either print a copy of the Proxy Card from the website indicated in your Notice or follow the instructions in your Notice to request that a paper copy be sent to you. You will then need to complete, sign, date and return the Proxy Card, as described on the Proxy Card. Street name holders should complete and return the voting card provided by their broker, bank or nominee.

Voting at the Annual Meeting. All stockholders of record may vote online during the Annual Meeting. Submitting a Proxy via the internet, over the telephone or by mail will not affect your right to withdraw your Proxy and vote during the Annual Meeting.

6.	HOW WILL MY SHARES BE VOTED IF I SEND IN A PROXY?

If you are represented by a properly executed Proxy, whether delivered by phone, the internet or mail, your shares will be voted in accordance with your instructions.

If you do not provide instructions with your Proxy, your shares will be voted according to the recommendations of our Board as stated on the Proxy.

7.	WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

Stockholders of Record: If you are a stockholder of record, your shares will not be voted if you do not provide your Proxy, unless you vote online during the Annual Meeting. It is, therefore, important that you vote your shares.

Street Name Holders: If your shares are held in street name and you do not provide your signed and dated voting instruction form to your bank, broker or other nominee, your shares may be voted by your broker, bank or other nominee but only under certain circumstances. Specifically, under NASDAQ rules, shares held in the name of your broker, bank or other nominee may be voted by your broker, bank or other nominee on certain “routine” matters if you do not provide voting instructions.

At the upcoming Annual Meeting, only the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is considered a “routine” matter for which brokers, banks or other nominees may vote uninstructed shares. The other proposals to be voted on at our Annual Meeting (specifically, the election of Director nominees and the advisory vote to approve the compensation of the Company’s NEO’s) are not considered “routine” under NASDAQ rules, so the broker, bank or other nominee cannot vote your shares on any of these proposals unless you provide to the broker, bank or other nominee voting instructions for each of these matters. If you do not provide voting instructions on these matters, your shares will not be voted on the matter, which is referred to as a “broker non-vote.” It is, therefore, important that you vote your shares.

8.	HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

Your shares are counted as present at the meeting if you attend the meeting and vote online or if you properly return a Proxy by internet, telephone or mail. In order for us to conduct our Annual Meeting, a majority of our outstanding shares of Common Stock as of March 24, 2016, must be present online or by Proxy at the meeting. This is referred to as a quorum. Broker non-votes, votes withheld and abstentions are included in determining whether there are a sufficient number of shares present to constitute a quorum.

9.	HOW CAN I REVOKE A PROXY?

You can revoke a Proxy before the completion of voting at the Annual Meeting by:

(a)	Giving written notice to the Corporate Secretary of the Company to revoke your proxy;

(b)	Delivering a later-dated Proxy that indicates the change in your vote; or

(c)

Logging on to www.proxyvote.com in the same manner you would to submit your proxy electronically or calling the telephone number indicated in your Notice, and in each case, following the instructions to revoke or change your vote; or

(d)	Attending the Annual Meeting online and voting, which will automatically cancel any Proxy previously given. Attendance alone will not revoke any Proxy that you have given previously.

If you choose any of the first three methods, you must take the described action no later than the beginning of the 2016 Annual Meeting. Once voting on a particular matter is completed at the Annual Meeting, you will not be able to revoke your Proxy or change your vote. If your shares are held in street name by a broker or other nominee, you must contact that institution to change your vote.

10.	WHAT ITEMS WILL BE VOTED ON AT THE ANNUAL MEETING?

At the Annual Meeting, action will be taken on the matters set forth in the accompanying Notice and described in this Proxy Statement. The Board knows of no other matters to be presented for action at the Annual Meeting.

If any other matters do properly come before the Annual Meeting, the persons named in the Proxy Card will have discretionary authority to vote on those matters in accordance with their best judgment.

11.	WHO WILL PAY THE COST OF THIS PROXY SOLICITATION?

Solicitation of Proxies is made on behalf of the Board. The cost of soliciting Proxies will be borne by the Company. In addition to solicitations by e-proxy and/or by mail, certain of our Directors, officers and regular employees may solicit Proxies personally or by telephone or other means without additional compensation.

We have also engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to provide proxy solicitation services at an estimated fee of $7,500 plus expenses.

Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons, and we will, upon request, reimburse them for their reasonable expenses in so doing.

12.	HOW CAN I PARTICIPATE IN THE ANNUAL MEETING?

We are very pleased that this year’s Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on March 24, 2016, the record date for the meeting, or if you hold a valid Proxy for the Annual Meeting.

You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/OSUR2016. To participate in the Annual Meeting, you will need the control number that is included on your

Notice, on our proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting will begin promptly at 10:00 a.m. Eastern Time, and you should allow ample time to complete the online check-in procedures.

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the Company. Hosting a virtual meeting will enable increased stockholder attendance and participation since stockholders can participate from any location around the world.

13.	ARE VOTES CONFIDENTIAL?

We will continue our long-standing practice of holding the votes of each stockholder in confidence from Directors, officers and employees, except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in the case of a contested proxy solicitation; (c) if a stockholder makes a written comment on the Proxy Card or otherwise communicates his or her vote to the Company; or (d) as needed to allow the independent inspectors of election to certify the results of the vote.

14.	WHO COUNTS THE VOTES?

We will continue, as we have for many years, to retain an independent inspector of election to receive and tabulate the Proxies and certify the results. These activities will be handled electronically.

15.	MAY STOCKHOLDERS ASK QUESTIONS AT THE ANNUAL MEETING?

Yes. The Chairman will answer stockholders’ questions during the question and answer period of the meeting. Stockholders must confine their questions to matters that relate directly to the business of the meeting. The Chairman will determine which questions are appropriate to answer during the meeting.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of March 24, 2016, regarding the beneficial ownership of the Company’s Common Stock by (a) each person who is known by us to be the beneficial owner of more than five percent of the Common Stock outstanding; (b) each Director and nominee for election as Director; (c) each of our executive officers named in the Summary Compensation Table in this Proxy Statement; and (d) all of our Directors and executive officers as a group. Unless otherwise indicated, the address of each person identified below is c/o OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015.

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock which a person has a right to acquire pursuant to the exercise of stock options held by that person that are exercisable within 60 days of March 24, 2016 are deemed to be outstanding for the purpose of computing the ownership percentage of that person, but are not deemed outstanding for computing the ownership percentage of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1,2]	Percent of Class
BlackRock, Inc.[3] 40 East 52nd Street New York, NY 10022	5,235,675	9.3%
Wells Fargo & Company[4] 420 Montgomery Street San Francisco, CA 94104	3,670,243	6.5%
Douglas A. Michels	1,815,166	3.2%
Ronald H. Spair[5]	882,864	1.6%
Anthony Zezzo II	369,688	*
Roger L. Pringle[6]	304,042	*
Jack E. Jerrett	276,306	*
Mark L. Kuna	245,411	*
Douglas G. Watson	229,329	*
Michael Celano	155,556	*
Charles W. Patrick[5]	134,472	*
Ronny B. Lancaster	86,888	*
Stephen S. Tang, Ph.D.	83,186	*
Eamonn P. Hobbs	3,333	*
All Directors and executive officers as a group (11 people)	4,586,241	7.8%

*	Less than 1%

[1]	Subject to community property laws where applicable, beneficial ownership consists of sole voting and investment power except as otherwise indicated.

[2]

Includes shares subject to options exercisable within 60 days of March 24, 2016, as follows: Mr. Michels, 1,033,268 shares; Mr. Spair, 612,050 shares; Mr. Zezzo, 237,889 shares; Mr. Pringle, 155,552 shares; Mr. Jerrett, 195,930 shares; Mr. Kuna, 172,446 shares; Mr. Watson, 50,000 shares; Mr. Celano, 70,000 shares; Mr. Patrick, 30,000 shares; Mr. Lancaster, 30,000 shares; Dr. Tang, 40,000 shares; Mr. Hobbs 3,333 shares; and all Directors and executive officers as a group, 2,630,468 shares. Also includes unvested restricted stock, as follows: Mr. Michels, 189,052 shares; Mr. Spair, 92,879 shares; Mr. Zezzo, 51,602 shares; Mr. Pringle, 14,883 shares; Mr. Jerrett, 38,482 shares; Mr. Kuna, 30,823 shares; Mr. Watson, 22,325 shares; Mr. Celano, 14,883 shares; Mr. Patrick, 14,883 shares; Mr. Lancaster, 14,883 shares; Dr. Tang, 14,883 shares; and all Directors and executive officers as a group, 499,578 shares.

[3]

Based on information contained in a Schedule 13G/A filed January 27, 2016, by BlackRock, Inc. (“BlackRock”), on behalf of certain of its subsidiaries. BlackRock has sole voting power with respect to 5,058,351 shares and sole dispositive power with respect to 5,235,675 shares.

[4]

Based on information contained in a Schedule 13G/A filed January 27, 2016 by Wells Fargo & Company (“Wells Fargo”), on behalf of certain of its subsidiaries. Wells Fargo has shared voting and dispositive power with respect to 3,655,701 shares and sole voting and dispositive power with respect to 14,242 shares.

[5]	Includes restricted shares contributed by the recipient to the OraSure Technologies, Inc. Deferred Compensation Plan, as follows: Mr. Spair, 164,151shares; and Mr. Patrick, 32,388 shares.

[6]	Includes 1,500 shares owned by Mr. Pringle’s spouse.

Corporate Governance

Board Responsibilities, Operation and Composition

The primary responsibility of the Board of Directors is to promote the long-term success of the Company. In fulfilling this role, each Director must exhibit good faith business judgment as to what is in the best interests of the Company. The Board is responsible for establishing broad corporate policies, setting strategic direction and overseeing management. The Company’s management is responsible for the day-to-day operations of the Company.

As of the date of this Proxy Statement, the Board consists of nine (9) Directors. The Board is divided into three classes with each class consisting of one-third of the total number of Directors on the Board. At each Annual Meeting of Stockholders, the nominees for the class of Directors whose term is expiring at that annual meeting are elected for a three-year term. A Director holds office until the Annual Meeting of Stockholders for the year in which his or her term expires or until his or her successor is elected and duly qualified, subject to prior death, resignation, retirement, disqualification or removal. Each nominee for election at the Annual Meeting currently serves as a Director.

The Board typically holds regular meetings in February, May, August and November with special meetings held as needed. The Board’s organizational meeting follows the Annual Meeting of Stockholders. The Board meets in executive session at all regularly scheduled meetings. The Board held 12 meetings and acted by written consent on one (1) occasion during the fiscal year ended December 31, 2015. Each member of the

Directors attended greater than 75% of all Board and Committee meetings during 2015.

Board attended more than 75 percent of the combined total of meetings of the Board and of the Committees of the Board on which such member served during the period in the year in which he served as a Director.

Governance Guidelines and Code of Conduct

The Board has adopted Corporate Governance Principles which, along with the Charters for each of its Committees and the Company’s Code of Business Conduct and Ethics, provide a framework for the governance of the Company. The Company’s Corporate Governance Principles address matters such as the responsibilities and composition of the Board, Director independence and the conduct of Board and Committee meetings. The Company’s Code of Business Conduct and Ethics sets forth guiding principles of business ethics and certain legal requirements applicable to all

The Board operates under our Code of Business Conduct and Ethics and Corporate Governance Principles.
Company employees and non-employee Directors. Copies of the current Corporate Governance Principles and Code of Business Conduct and Ethics are available on the Company’s website, www.orasure.com.

Independent Chairman

Currently, the Company’s Chief Executive Officer does not hold the position of Chairman of the Board as the Company believes it is appropriate for the Board to be led by an individual who is independent of management. Douglas G. Watson has served as the Chairman of our Board since March 2003. The Board has carefully considered its leadership structure and believes at this time that the Company and its stockholders are best served by having the positions of Chairman and Chief Executive Officer filled by different individuals. This allows the Chief Executive Officer to, among other things, focus on the Company’s day-to-day

The positions of Chairman of the Board and CEO of the Company are held by different individuals, with a the Chairman being independent of management.

business, while allowing the Chairman to lead the Board in its fundamental role of providing advice and oversight of management. In the future, however, the Board may reconsider whether its Chief Executive Officer should also serve as Board Chairman.

Director Independence

Our Corporate Governance Guidelines require, among other things, that a majority of the members of the Board meet the independence requirements of the SEC and NASDAQ, on which our Common Stock is listed. Each year our Board, with assistance from the Nominating and Corporate Governance Committee, conducts a review of Director independence. The most recent annual review occurred in the first quarter

A majority of our Directors are independent as required under applicable SEC and NASDAQ rules.

of 2016, during which the Board considered transactions and relationships, if any, between each Director or any member of such Director’s immediate family and the Company. The independence of our most recent Director, Eamonn P. Hobbs, was reviewed when he joined the Board in March 2016. As a result of this review, the Board determined that Michael Celano, Eamonn P. Hobbs, Ronny B. Lancaster, Charles W. Patrick, Roger L. Pringle, Stephen S. Tang, Ph.D., and Douglas G. Watson are “independent,” as that term is defined in the applicable rules of NASDAQ and the SEC. Only Douglas A. Michels and Ronald H. Spair were determined by the Board not to be independent because they are executive officers of the Company. Based on the foregoing, the Board of Directors is comprised of a majority of independent Directors.

Oversight of Risk Management

As part of its oversight of the Company’s operations, the Board and Audit Committee monitor the management of risks by the Company’s executives. The Audit Committee reviews the risks that the Company may face and receives reports from senior management on the nature of these risks and the procedures and processes in place to manage and mitigate such risks. Substantive areas of risk reviewed by the Audit Committee include financial, legal, regulatory, operational, information technology and employment matters. The Audit Committee provides a report to the full Board on the matters covered during each of its meetings, including its risk monitoring activities. In addition, senior management provides

The Board and Audit Committee monitor the major risks facing the Company and the procedures and processes implemented by management to mitigate those risks.

periodic reports to the full Board on the major risks facing the Company and the processes and procedures in place to manage such risks. Management also conducts a risk assessment of the Company’s compensation policies and practices, including its executive compensation program, as described in greater detail in the Section of this Proxy Statement entitled, “Compensation Committee Matters.”

Annual Meeting Attendance and Stockholder Communications

The Board has approved a policy concerning Board members’ attendance at our Annual Meeting of Stockholders and a process for security holders to send communications to members of the Board. A description of the Board’s policy on annual meeting attendance is provided on our website, at www.orasure.com. As a general matter, each Board member is required to attend each Annual Meeting of Stockholders. Our 2015 Annual Meeting was attended by all members of the Board.

All Board members are required to attend each Annual Meeting of Stockholders. The entire Board was present at the 2015 Annual Meeting.

Security holders may communicate with the Board by sending their communications to OraSure Technologies, Inc. 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Corporate Secretary, fax: (610) 882-2275, email: corporatesecretary@orasure.com.

Committees of the Board

The Board currently has three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Members of these committees are each “independent,” as defined in the Exchange Act and NASDAQ rules applicable to such Committees. In addition, the Board has determined that Michael Celano is an “audit committee financial expert,” as that term is defined by applicable rules of the SEC. Each committee operates pursuant to a written charter, copies of which are available on our website, www.orasure.com. Information on each standing committee is provided below:

Audit Committee
1Mr.Hobbs joined the Board and was appointed to the Audit Committee on March 22, 2016.	•	Oversees accounting and financial reporting process, internal controls and audits.
•

Consults with management and the Company’s independent registered public accounting firm on, among other items, matters related to the annual audits, the published financial statements and the accounting principles applied.

	•	Appoints, evaluates and retains our independent registered public accounting firm.
	•	Responsible for the compensation, termination and oversight of our independent registered public accounting firm.
	•	Evaluates the independent registered public accounting firm’s qualifications, performance and independence.
	•	Approves all services provided by the independent registered public accounting firm.
•

Maintains procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

- Committee Chair

- Determined by the Board to be an audit committee financial expert as defined under applicable SEC Rules.

I	- Determined by the Board to be independent under applicable NASDAQ rules.

Compensation Committee
•	Oversees compensation for executives and non-employee Directors.
•	Reviews and recommends to the Board for approval the performance criteria and goals and objectives for CEO compensation.
•	In consultation with other independent non-employee Directors, evaluates the CEO’s and the CFO/COO’s annual performance in light of the pre-established performance criteria.
•	Evaluates and recommends to the Board for approval the CEO’s compensation.
•	In consultation with the CEO, reviews and approves the compensation of other executive officers.
•	Establishes performance measures and goals and evaluates the attainment of such goals under performance-based incentive compensation plans.
•	Reviews compensation and benefits issues.
•	Reviews and recommends for Board approval, the terms of any employment agreement between the Company and each executive officer.
•	Periodically reviews and administers the Company’s Compensation Recoupment Policy for executive officers and non-employee Directors.
•	Reviews and administers the Company’s Stock Ownership Guidelines.

Nominating & Corporate Governance Committee
•	Identifies, evaluates and recommends candidates for nomination or re-election to the Board.
•	Reviews and makes recommendations to the Board on the range of skills, qualifications and expertise required for service as a Director.
•	Reviews and recommends for Board approval the appropriate structure of the Board.
•	Reviews and recommends for Board approval the appropriate structure of Board committees, and recommends committee assignments and candidates for the position of Chairman of each committee.
•	Develops and recommends for Board approval a set of Corporate Governance Guidelines and a Code of Business Conduct and Ethics, and procedures for the implementation thereof.
•	Periodically reviews and recommends for Board approval the Board’s leadership structure, including whether the same person should serve as both CEO and Chairman of the Board.
•	Assists in the development of succession plans for the Company’s CEO and other executives.
•	Assists the Board in evaluating the independence of individual Directors for purposes of Board and committee service.
•	Develops and implements an annual self-evaluation process for the Board and its committees.

- Committee Chair

I	- Determined by the Board to be independent under applicable NASDAQ rules.

Nomination of Directors

Our Bylaws provide that nominations for election to the Board may be made by the Board or by any stockholder entitled to vote for the election of Directors at the Annual Meeting. A stockholder’s notice of nomination must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, in the event that less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, in order for notice by the stockholder to be timely, notice must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Corporate Secretary must set forth, with respect to the nominee, the name, age, business address, residence address, principal occupation or employment of the person, the class and number of shares of capital stock of the Company which are beneficially owned by the person,

Stockholders can nominate individuals to serve on the Board by following the procedures described in the Company’s Bylaws. Diversity is an important factor that is considered in evaluating new candidates for the Board. In determining whether incumbent Directors will be nominated for re-election, we evaluate the individual’s background, experience and prior service as a Director.

and any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Exchange Act. The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (i) the name and address of the stockholder and such beneficial owner; (ii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by such stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iii) a description of any arrangements or understandings between such stockholder and beneficial owner and each proposed nominee and any other person (including their names) pursuant to which the nomination(s) are to be made by such stockholder and such beneficial owner or with respect to actions to be proposed or taken by such nominee if elected as a Director; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors, or may otherwise be required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. We may also require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a Director of the Company.

The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Candidates recommended by security holders will be considered by the Nominating and Corporate Governance Committee in the same manner as candidates recommended by other sources, but only if the security holder makes a recommendation in accordance with the advance notification provisions set forth in the Company’s Bylaws.

Director Qualifications

Although there is no formal policy governing Board diversity, the Nominating and Corporate Governance Committee considers diversity and other factors in evaluating new candidates for the Board. The term diversity is used broadly to include not only race, gender and national origin, but also any other factors determined to be relevant by the Nominating and Corporate Governance Committee based on the needs of the Board and Company, including independence, integrity, knowledge, judgment, character, leadership skills, education, industry experience, financial literacy, technical background, specialized expertise, and standing in the community. In evaluating incumbent Directors for re-election, the Nominating and Corporate Governance

Committee considers that Director’s background, experience and overall service to the Company, including the number of meetings attended, level of participation, quality of performance and other factors deemed relevant by the Nominating and Corporate Governance Committee.

Insider Trading

We have a policy designed to prevent any trading in the Company’s Common Stock or other securities by a person while such person is in possession of material nonpublic information. This policy applies to Directors, executive officers and all other employees of the Company. The policy prohibits trading in the Company’s securities on the basis of material nonpublic information, requires preapproval for Directors, executive officers and all other employees of the Company of transactions in Company securities and establishes regular trading windows after each calendar quarter following the Company’s announcement of its quarterly financial results.

Our Insider Trading Policy prohibits trading by Directors or employees who are in possession of material nonpublic information about the Company.

Prohibition Against Short Sales, Hedging and Pledging

We believe it is inappropriate for any employee or member of the Board to engage in short-term or speculative transactions involving Company securities. As a result, our insider trading policy prohibits Directors, executive officers and all other employees of the Company from entering into these types of transactions involving our Common Stock, including short sales, the buying or selling of puts or calls, the purchase of securities on margin, prepaid variable forward contracts, equity swaps, collars, exchange funds and other similar financial instruments. Our policy also prohibits employees and Directors from pledging shares of our Common Stock as collateral.

We have implemented several governance policies related to our Common Stock. Our policies prohibit short-term, speculative transactions in our stock, such as hedging, pledging and short sales.

Stock Ownership and Retention Guidelines

The Board has adopted stock ownership and retention guidelines applicable to the Company’s President and Chief Executive Officer, its Chief Financial Officer and Chief Operating Officer, all other executive officers and all non-employee members of the Board. In 2015, we implemented enhanced stock ownership and retention guidelines for our CEO and other executives. Under these guidelines, the covered individuals must meet the following ownership requirements, expressed either as a

In 2015, we implemented enhanced stock ownership and retention guidelines for our CEO and other executives.
multiple of base salary (in the case of Company officers) or annual cash fees (in the case of Board members):

Covered Individual	Multiple of Base Salary or Director Fees
President and Chief Executive Officer	6x
Chief Financial Officer and Chief Operating Officer	2x
Other Executive Officers	1x
Non-Employee Directors	1x

Any individual who was covered by the guidelines at the time of adoption or who becomes subject to the guidelines following adoption is required to meet the guidelines within five years. Any individual already subject to the guidelines who becomes subject to a higher ownership requirement, due to a promotion, a further amendment to the guidelines or an increase in compensation, is required to meet the new ownership requirement within five years following the effective date of promotion, change in compensation or guideline amendment. In determining whether an individual meets the required ownership requirement, shares owned directly or indirectly, restricted stock (including both time and performance vested) and shares deferred under our deferred compensation plan will be counted. Compliance will be determined as of December 31 of each fiscal year. The guidelines also require each covered individual to retain at least 50% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the individual’s holdings of Common Stock equal or exceed the applicable ownership requirement. As of December 31, 2015, all covered officers and non-employee Directors were in compliance with the stock ownership guidelines.

Audit Committee Matters

Report of the Audit Committee for the Year Ended December 31, 2015

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to liability under that Section. This report shall not be deemed “incorporated by reference” into any document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee management’s conduct of the Company’s financial reporting process, including monitoring (1) the participation of management and the outside independent registered public accounting firm in the financial reporting process, (2) the Company’s systems of internal accounting and financial controls, (3) the annual independent audit of the Company’s financial statements and (4) the qualifications, independence and performance of the outside independent registered public accounting firm. The Audit Committee selects the Company’s outside independent registered public accounting firm, and once selected, the outside independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the outside independent registered public accounting firm. The Audit Committee is composed of four (4) non-employee directors and operates pursuant to a Charter that was last amended and restated by the Board on November 9, 2015 (which can be found on the Company’s website at www.orasure.com).

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management, which included a discussion of not only the quality, but also the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee met with the independent registered public accounting firm, with and without management, to discuss the results of their audit and their judgments regarding the Company’s accounting policies. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed under applicable standards, including those in Public Company Accounting Oversight Board Auditing Standard No. 16, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board as currently in effect, has considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the firm’s independence and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee’s Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC and selected KPMG LLP as the independent registered public accounting firm for fiscal year 2016. The Board is recommending that stockholders ratify that selection at the Annual Meeting.

Submitted by the Audit Committee of the Company’s Board of Directors:

Michael Celano, Chairman

Charles W. Patrick

Roger L. Pringle

Douglas G. Watson

March 9, 2016

Audit Fees; Audit-Related Fees; Tax Fees; All Other Fees.

The following table presents fees for professional audit services rendered by KPMG (i) for the audits of our annual consolidated financial statements and review of the financial statements in our Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2015 and 2014, and (ii) for the audits of our internal control over financial reporting as of December 31, 2015 and 2014. The following table also includes fees billed for other services rendered by KPMG:

	2015	2014
Audit fees[1]	$695,000	$670,000
Audit-related fees[2]	$15,000	—
Tax fees[3]	$145,379	$114,789
All other fees	—	—

Total fees	$855,379	$784,789

1Includes fees related to the audits of our annual financial consolidated statements, interim reviews of our quarterly financial statements and audits of our internal control over financial reporting for each indicated year.

2In 2015, we engaged KPMG to provide a consent for filing with a Registration Statement on Form S-3.

3During the fiscal years ended December 31, 2015 and 2014, we engaged KPMG to provide tax compliance, planning and consulting services.

Pre-Approval Procedures

The Audit Committee has adopted a general practice of pre-approving all audit and non-audit services provided to the Company by our independent registered public accounting firm. The Chairman of the Audit Committee has been delegated the authority to pre-approve audit and non-audit services having an aggregate value of up to $25,000 between meetings of the Audit Committee, provided that such pre-approval is communicated to the Audit Committee at its next scheduled meeting. All services by KPMG in 2015 and 2014 were approved in accordance with these practices.

Compensation Committee Matters

The Compensation Committee assists the Board in developing and managing the compensation provided to executive officers of the Company and non-employee members of the Board. The Compensation Committee is responsible for developing and overseeing the implementation of the Company’s compensation philosophy and for setting executive compensation at levels that are sufficiently competitive so that the Company can attract, retain and motivate high quality executives who can contribute to the Company’s success.

Compensation Process and Procedures

Compensation for executives is established by the Compensation Committee in accordance with the compensation philosophy detailed in the CD&A set forth later in this Proxy Statement. In setting executive compensation, the Compensation Committee considers the Company’s and each executive’s performance against previously established objectives, internal pay equity, the compensation practices of the Company’s peer group (listed on page 43 of this Proxy Statement), the Company’s industry position and general industry data. The Compensation Committee periodically retains independent compensation consultants to review our executive compensation practices and to assist in establishing competitive compensation levels for our executives.

Annual Performance Evaluations

On an annual basis, the Compensation Committee and other non-employee Directors evaluate the performance of the CEO and CFO/COO against predetermined performance objectives. The CEO also evaluates the performance of the other NEOs against their respective predetermined performance objectives. Annual performance objectives for the CEO and other NEOs are established at the beginning of the applicable year and generally include two parts: (1) the Company’s overall target financial objectives, and (2) individual objectives in the functional areas for which the executive is responsible. For each NEO, these objectives are then weighted to reflect their relative importance to the Company and the executive’s functional responsibilities.

Depending on the Company’s overall performance and the extent to which an executive achieves his individual objectives for a particular year, the executive will be rated as “Does Not Meet,” “Does Not Consistently Meet,” “Meets Expectations,” “Exceeds Expectations” or “Outstanding.” The Compensation Committee uses the performance ratings to determine base salary adjustments, incentive cash bonuses and long-term incentive equity awards, except for Messrs. Michels and Spair. The Compensation Committee decided that, because of their senior positions with the Company, it is more appropriate to determine the base salary, incentive cash bonuses and long-term incentive equity awards for Messrs. Michels and Spair primarily based on the Company’s overall performance and, in doing so, does not apply individual performance rating labels to them.

Role of the Compensation Committee

The Compensation Committee is comprised of non-employee independent Directors who oversee our executive compensation program. Each year, the Compensation Committee determines the appropriate level of compensation for all executive officers, including the NEOs. As an initial guideline, the Committee sets the total direct compensation opportunity (base salary, annual incentive bonus target, and long-term incentive target) for each of our executive officers within a range around the 50th percentile of comparable medical diagnostics and healthcare companies. The variation of actual pay relative to the market data is dependent on the executive officer’s performance, experience, knowledge, skills, level of responsibility, potential to impact our performance and future success, and the need to retain and motivate strategic talent.

The Compensation Committee generally determines an executive officer’s compensation based upon the objectives of our executive compensation program. The Compensation Committee makes compensation recommendations for the CEO and the CFO/COO and approves decisions for the other NEOs after careful review and analysis of appropriate performance information and market compensation data. Compensation for the CEO and CFO/COO is approved by the full Board of Directors.

Beyond determining specific compensation for NEOs, the Compensation Committee works with executive management to review and adjust compensation policies and practices to remain consistent with the Company’s values and philosophy, support the recruitment and retention of executive talent, and help the Company achieve its business objectives.

Role of the CEO

The CEO provides recommendations to the Compensation Committee on the total direct compensation for each executive, other than himself. The CEO’s recommendations are based on his review of each executive’s performance, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Although the CEO’s recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation.

Role of the Compensation Consultant

To assist in the review of executive compensation and to obtain information regarding market trends, the Compensation Committee engages the services of one or more independent executive compensation consultants, to analyze our executive compensation structure and plan designs, and to assess whether the compensation program is competitive and supports our goal of aligning the interests of our executive officers with those of our stockholders. In addition, a consultant provides the Compensation Committee with the peer group and other market data that is discussed in the CD&A, which the Compensation Committee evaluates when determining compensation for executive officers. During 2015, the Compensation Committee specifically engaged Pay Governance LLC (“Pay Governance”), to assist the Company in finalizing the terms of performance-based equity awards, to assist in responding to the SOP vote at our 2015 Annual Meeting and to consult on the preparation of our 2016 Proxy Statement.

The Compensation Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. The Compensation Committee annually reviews its relationship with each consultant to ensure executive compensation consulting independence. The process included a review of the services Pay Governance provides, the quality of those services, and fees associated with the services during the fiscal year as well as consideration of the factors impacting independence that NASDAQ rules require. The Compensation Committee concluded that there were no conflicts of interest that prevented Pay Governance from serving as independent consultants to the Compensation Committee on executive compensation matters. We paid Pay Governance $105,899 for their services performed in 2015.

Tally Sheets

In determining annual compensation, the Compensation Committee reviews tally sheets for each executive. Tally sheets set forth the dollar amounts of all components of each NEO’s current compensation, including salary, incentive cash bonus, incentive equity awards, potential change of control payments and other benefits deemed relevant by the Compensation Committee. These tally sheets allow the Compensation Committee to review how a change in the amount of each compensation component affects each executive’s total compensation and to consider each executive’s compensation in the aggregate. Included in each tally sheet is the estimated amount of severance and other benefits payable to the executive under various termination scenarios. Based upon the review of tally sheets, the Compensation Committee establishes aggregate compensation for our executives which it believes to be reasonable.

Compensation Committee Interlocks and Insider Participation

Stephen S. Tang, Ph.D., Ronny B. Lancaster, Roger L. Pringle, and Douglas G. Watson served as members of the Compensation Committee of the Board during 2015. None of these Directors has served or is currently serving as an officer or employee of the Company, nor have they engaged in any transactions involving the Company which would require disclosure as a transaction with a related person. There are no Compensation Committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. This report shall not be deemed to be “incorporated by reference” into any document filed under the Securities Act or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The Compensation Committee of OraSure Technologies, Inc. has reviewed and discussed with the Company’s management the Section entitled, “Compensation Discussion and Analysis,” contained in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the foregoing Compensation Discussion and Analysis be included in the Company’s 2015 Annual Report on Form 10-K Report and Proxy Statement for the 2016 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE:

Stephen S. Tang, Ph.D., Chairman

Eamonn P. Hobbs

Roger L. Pringle

Ronny B. Lancaster

Douglas G. Watson

March 29, 2016

Executive Officers

The table below provides information about the executive officers of the Company as of March 24, 2016. Officers of the Company hold office at the discretion of the Board.

Name	Age	Position
Douglas A. Michels	59	President and Chief Executive Officer
Ronald H. Spair	60	Chief Financial Officer and Chief Operating Officer
Anthony Zezzo II	62	Executive Vice President, Marketing and Sales
Jack E. Jerrett	57	Senior Vice President, General Counsel and Secretary
Mark L. Kuna	53	Senior Vice President, Finance, Controller and Assistant Secretary

Douglas A. Michels has been the Company’s President and Chief Executive Officer since June 2004. Prior to that, Mr. Michels served as Group Vice President, Global Marketing of Ortho-Clinical Diagnostics, President of Ortho-Clinical Diagnostics International, and President of Johnson & Johnson Healthcare Systems, Inc. Earlier in his career, Mr. Michels held various sales and marketing positions of increasing responsibility within the Johnson & Johnson family of companies and with the Diagnostics Division of Abbott Laboratories. Mr. Michels received a B.S. degree in Public Health Administration from the University of Illinois and an M.B.A. from Rutgers University. Mr. Michels also serves on the Presidential Advisory Council on HIV/AIDS (PACHA) and on the board of directors of West Pharmaceutical Services, Inc.

Ronald H. Spair has been the Company’s Chief Financial Officer and Chief Operating Officer since September 2006 and served as Executive Vice President and Chief Financial Officer since November 2001. Prior to that time, Mr. Spair served as Chief Financial Officer for various companies in the pharmaceutical industry, including Delsys Pharmaceutical Corporation, SuperGen, Inc., Sparta Pharmaceuticals, Inc. and Environgen, Inc. Mr. Spair received both his B.S. in Accounting and M.B.A. from Rider College. He is also a licensed Certified Public Accountant, a Chartered Global Management Accountant, a member of the New Jersey Society of Certified Public Accountants and the American Institute of Certified Public Accountants, and serves on the boards of Fulton Financial Corporation and Pennsylvania Bio.

Anthony Zezzo II has been the Company’s Executive Vice President, Marketing and Sales since January 2011. From 2004 to December 2010, Mr. Zezzo was Vice President, North American Sales and Marketing at the Ortho-Clinical Diagnostics Division of Johnson & Johnson. Prior to that time, Mr. Zezzo held a series of sales and marketing positions of increasing responsibility within Johnson & Johnson. Mr. Zezzo received his B.A. in Political Science from Grove City College.

Jack E. Jerrett has been the Company’s Senior Vice President and General Counsel since February 2003 and served as Vice President and General Counsel since November 2000. He has also served as the Company’s Secretary since February 2001. Prior to joining the Company, Mr. Jerrett worked as an Associate at Morgan, Lewis & Bockius and held positions of increasing legal responsibilities with companies in the transportation and energy industries. Mr. Jerrett received his B.S. in Accounting from Villanova University and his J.D. from the Villanova University School of Law. He is a member of the Pennsylvania Bar and the American and Pennsylvania Bar Associations.

Mark L. Kuna has been the Company’s Senior Vice President, Finance and Controller since September 2006, and served as Vice President and Controller since February 2003 and as Controller since February 2001. Mr. Kuna has also served as the Company’s Assistant Secretary since May 2002 and provided accounting and financial analysis support since joining the Company in October 2000. Prior to that time, Mr. Kuna served as an accountant with Deloitte and Touche and held senior accounting and management positions with companies in the petrochemical, manufacturing, and telecommunications industries. Mr. Kuna received his B.S. in Accounting from the University of Scranton and is a licensed Certified Public Accountant, a Chartered Global Management Accountant, and a member of the Pennsylvania and American Institutes of Certified Public Accountants.

Transactions With Related Persons

Since January 1, 2015, there have been no transactions with related persons that would require disclosure in this Proxy Statement. The Audit Committee is required to review and approve in advance all transactions with related persons involving the Company. The Audit Committee may approve a related party transaction if the transaction is on terms comparable to those that could be obtained in arms’ length dealings with an unrelated third party. The Audit Committee also reviews any public disclosures of a related party transaction contained in our SEC filings. These responsibilities are described in the Audit Committee’s charter, a copy of which is available on our website at www.orasure.com.

Information regarding employment and severance agreements between our executive officers and the Company is set forth in the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change of Control,” in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers, Directors and persons who own more than ten percent of our Common Stock (collectively, “Reporting Persons”) file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

As a matter of practice, our administrative staff assists each of the Reporting Persons who are employees and Directors of the Company in preparing initial reports of ownership and reports of changes in beneficial ownership and filing such reports with the SEC and the NASDAQ. Based solely on a review of the copies of forms filed by or on behalf of the Reporting Persons and on written representations (if any) from each of the Reporting Persons, we believe that all Reporting Persons complied on a timely basis with all applicable filing requirements with respect to the 2015 fiscal year.

Compensation Discussion and Analysis - Table of Contents

Compensation Tables – Table of Contents

Summary Compensation Table	58
Grants of Plan-Based Awards	59
Outstanding Equity Awards at December 31, 2015	60
Option Exercises and Stock Vested	64
Retirement Benefits	64
Nonqualified Deferred Compensation	64

Compensation Discussion and Analysis

Executive Summary

Overview

This Compensation Discussion and Analysis, or CD&A, describes the material elements of the compensation of our NEOs and describes the objectives and principals underlying the Company’s executive compensation program, the compensation decisions we have recently made under this program and the factors we considered in making these decisions.

Our NEOs for 2015 who are covered in this CD&A include:

Name	Position during 2015
Douglas A. Michels	President and Chief Executive Officer
Ronald H. Spair	Chief Financial Officer and Chief Operating Officer
Anthony Zezzo, II	Executive Vice President, Marketing and Sales
Jack E. Jerrett	Senior Vice President, General Counsel and Secretary
Mark L. Kuna	Senior Vice President, Finance, Controller and Assistant Secretary

Our Performance in 2015

Our financial performance for 2015 represented another year of substantial improvement over the prior- year period, highlighted by record revenues and full-year profitability. The following charts and summary describe our consolidated financial performance (expressed in thousands) and several of the principal contributors to the growth we achieved.

2015 was another year of record consolidated net revenues and is the first full year of profitability since 2007. Our consolidated net revenues for 2015 were $119.7 million, a 12% increase over 2014. Our 2015 consolidated net income was $8.2 million, or $0.14 per share, an improvement of $12.8 million over our 2014 net loss.

2015 Business Highlights in Detail

•       Consolidated net revenues were $119.7 million (12% increase over 2014), a new record level for our Company.

•       Revenue growth and lower operating expenses resulted in four consecutive quarters of profitability and consolidated net income of $8.2 million for 2015. This represents a $12.8 million improvement from the ($4.6) million net loss reported for 2014.

•       We generated $15.8 million in cash from operations during 2015.

•       Aggregate cash and cash equivalents totaled $101 million at year-end.

•       Gross margin improved to 67% in 2015, compared to 63% in 2014.

•       Molecular collection systems revenues of $29.9 million increased 26% over 2014.

•       OraQuick® HCV product revenues reached an all-time record high of $11.4 million, representing a 57% increase over 2014. We reported four quarters of sequential HCV revenue growth in 2015.

•       Net revenues related to our HCV business (i.e. product sales plus AbbVie exclusivity payments) totaled $24.9 million, a 68% improvement over 2014.

•       Net revenues from our newest business lines (i.e. DNA Genotek, HCV-related, HIV OTC and Ebola) totaled $65.8 million, or 55%, of consolidated net revenues for 2015.

•       We obtained FDA Emergency Use Authorization for our OraQuick® rapid Ebola test and secured up to $10.8 million in federal funding for clinical development of this product during 2015.

•       Initial Ebola product sales totaled $2.3 million during 2015.

•       We secured initial sales of our new microbiome product and service offerings in 2015.

NEO Compensation At a Glance – 2015

Compensation for the NEOs in 2015 was directly or indirectly tied to the performance of both the executives and the Company, resulting in the following actions:

•

Base Salary: The base salaries paid to our management (including the NEOs) during 2015 increased 2.8% on average, with Mr. Michels receiving a 2.75% increase for the year. These adjustments were based on the performance of each executive and the Company during 2014, the results of a competitive marketplace assessment prepared by Pearl Meyer & Partners, an independent compensation consultant engaged by the Compensation Committee for that purpose, and our Company-wide salary merit increase budget of 3.0%.

NEO	2014 Performance Rating	2014 Salary	2015 Salary	Change (%)
Douglas A. Michels	N/A	$580,920	$596,895	2.75%
Ronald H. Spair	N/A	$456,290	$468,838	2.75%
Anthony Zezzo II	Meets	$376,480	$384,010	2.00%
Jack E. Jerrett	Outstanding	$328,000	$344,400	5.00%
Mark L. Kuna	Meets/Exceeds	$262,135	$269,344	2.75%

•

Annual Incentive Bonuses: Incentive cash bonus awards for 2015 performance ranged from 99.6% to 124.5% of target for the NEOs and for Mr. Michels specifically was 121.8% of his target. The bonus amounts equaled or exceeded the applicable targets for each NEO primarily due to the strong financial performance of the Company during 2015, as described under the “2015 Business Highlights in Detail” Section above. In approving these bonus awards, the Board recognized the importance of broader Company performance such as total stockholder return (“TSR”) and considered the fact that our TSR declined in 2015. Bonus payments at or above target were approved pursuant to the formula in our bonus plan because of the Board’s belief that continuing annual financial improvement, such as that achieved in 2015, should be rewarded as a critical factor for delivering value to our stockholders.

			Actual 2015 Bonus Payments
NEO	2015 Performance Rating	2015 Target (% Salary)	($)	(% Salary)	(% Target)
Douglas A. Michels	N/A	70%	$508,787	85.2%	121.8%
Ronald H. Spair	N/A	50%	$285,452	60.9%	121.8%
Anthony Zezzo II	Meets	40%	$153,036	39.9%	99.6%
Jack E. Jerrett	Meets	35%	$140,110	40.7%	116.2%
Mark L. Kuna	Meets/Exceeds	35%	$117,402	43.6%	124.5%

•

Long-Term Incentive Awards: Incentive equity awards to NEOs in February 2015 were earned based on each executive’s performance during 2014 and ranged from 80% to 240% of the executive’s base salary. The value of Mr. Michels’ award was 240% of his salary. Mr. Michels’ award was toward the upper end of the range for his position because of the strong financial performance and the significant positive accomplishments during 2014, as described under the “2015 Base Salaries” Section on page 46. The mix for each award was 60% stock options and 40% restricted stock. As described in greater detail below, the equity incentive awards granted to the NEOs during 2015 are time-vested, i.e., they vest subject to the NEOs continuing employment with the Company. The 60% portion of these awards consisting of stock options provides no value to the recipient unless our stock price appreciates after the grant date.

			2015 Awards
NEO	2014 Performance Rating	Target Range (% Salary)	($)	(% Salary)
Douglas A. Michels	N/A	150% - 250%	$1,394,208	240%
Ronald H. Spair	N/A	90% - 160%	$ 661,621	145%
Anthony Zezzo II	Meets	75% - 125%	$ 338,832	90%
Jack E. Jerrett	Outstanding	55% - 95%	$ 295,200	90%
Mark L. Kuna	Meets/Exceeds	55% - 95%	$ 209,708	80%

As described further in the “Compensation Changes” section of the CD&A, below, beginning with the equity incentive awards made in February 2016 for performance during 2015, executives are now receiving equity awards that are 50% performance-vested and 50% time-vested. The decision to structure a substantial portion of our executives’ equity compensation as performance-vested awards was made in response to stockholder feedback and further strengthens the link between performance and executive compensation.

Additional information regarding NEO compensation for 2015 is provided below in this CD&A and in the accompanying tables, including the Summary Compensation Table (“SCT”) set forth on page 58. This information demonstrates the reasonableness of the compensation paid to executives when compared to our improved financial performance during 2015. For example, as shown in the SCT, the aggregate compensation for Messrs. Michels and Spair in 2015 increased a modest 2% and 0.8%, respectively, when compared to 2014. This level of increase is fully supported by the 12% revenue increase in 2015 and improvement from a ($4.6) million net loss in 2014 to $8.2 million in net income for 2015.

Pay for Performance

We follow a pay-for-performance approach in compensating executives. Our program pays executives for performance by rewarding the achievement of predetermined financial and other performance objectives.

A significant portion of each NEO’s compensation is paid out in variable and long-term compensation that is intended to align with the long-term interests of our stockholders. Both our annual and long-term compensation are tied to the Company’s overall performance in a variety of ways, including our financial results and share price performance.

An important feature of our compensation program is the use of performance targets to incentivize management to achieve improving financial results on a year-to-year basis. We believe continuous revenue growth and sustained and increasing profitability are key factors for increasing the price of our Common Stock and for delivering long-term value for our stockholders.

The use of performance targets to drive growth is clearly illustrated by the annual bonus plan established each year. As described further in this CD&A, annual financial objectives are selected in order to determine the amount of pool funding available to pay individual bonus awards each year. When establishing these objectives, the Board and Compensation Committee generally select targets that, if achieved, will result in improved financial performance on an annual basis and that are consistent with our business plans. Set forth below are the Target performance levels used to determine pool funding in our bonus plans for the three-year period 2013-2015. This provided an important incentive for the significantly improved financial performance over that period, as shown on page 29.

	Annual Bonus Plan Targets
	2013	2014	2015
Consolidated Net Revenue	$100.8.8	$112.2	$121.7
Operating (Loss)/Income	$(24.5)	$(13.6)	$5.5

More recently, we issued annual equity awards to executives that consist of 50% performance-vested restricted units and 50% time-vested restricted stock. The performance units will only vest if (i) the recipient remains employed by the Company for three years following the date of grant and (ii) the performance criteria determined by the Committee and Board are met. The restricted stock piece of the award vests in equal annual installments over the three-year period following the grant date, subject to the recipient’s continued employment by the Company.

For each award of performance units, one-half of that portion of the award shall be earned based on the achievement of a compound annual growth rate (“CAGR”) target for consolidated product revenues for the three year period 2016-2018 and the remaining half shall be earned based on achievement of a one-year adjusted earnings per share (“EPS”) target for the fiscal year 2016. The three-year product revenue CAGR target reflects a blending of projected growth taken from our internal long-range plan and growth rates contained in several published market research growth forecasts for the medical diagnostics and molecular testing markets. The one-year EPS target represents the Company’s net income as projected in our 2016 budget or operating plan. Recipients of the awards can increase the number of shares they receive if we exceed these performance targets. If we achieve less than 80% of a performance target, the affected restricted units will not vest and the corresponding shares will not be received.

We believe the combination of the performance targets and three-year service period in these equity awards compliment the short-term incentives in our annual bonus plans. In combination, we believe this approach will incentivize management to deliver substantially improved financial performance both on an annual basis and over a longer term period.

Realizable Pay vs. TSR

To ensure that we are adhering to a pay-for-performance approach, we evaluated the degree of alignment between our CEO’s total realizable pay versus total stockholder return (“TSR”) over the prior three fiscal years (2013-2015) relative to our compensation peer group (listed on page 43 of this Proxy Statement). We have adopted this approach to ensure our compensation program is operating as intended and to respond to stockholder feedback we received on our executive compensation. The graph below shows the comparison of three-year TSR and “realizable pay” relative to our peer group. We provide further detail regarding the companies in our compensation peer group in the “Benchmarking” section of this CD&A.

Realizable pay includes base salary, incentive cash bonus and all other cash compensation reported in the Summary Compensation Table. Realizable pay also includes the value of equity awards using each company’s closing stock price on December 31, 2015. Restricted stock awards are valued by multiplying the number of shares granted by the closing stock price on December 31, 2015. Option awards are valued as the difference between the closing stock price on December 31, 2015 and the exercise price multiplied by the number of option shares granted during the period. An option award with an exercise price greater than the closing stock price on December 31, 2015 is valued at $0.

As the graph indicates, our three-year TSR performance has been below median (50%) over the measurement period. The realizable pay for our CEO, Mr. Michels, was also below median relative to the peer group, highlighting the strong link between pay and performance embedded in our compensation program.

Realizable Pay vs. SCT Compensation

As described further below, we believe long-term equity awards are a key incentive for our executives to drive long-term growth. The Summary Compensation Table includes the estimated value of long-term incentive equity awards at the time of grant during each applicable year. However, the value of these awards that may be realizable by our executives will vary depending on the Company’s stock performance and often differs significantly from what is reported in the Summary Compensation Table.

Comparing the realizable value of long-term equity incentive awards with the values reported in the Summary Compensation Table provides clarity in how compensation outcomes can be impacted by our performance. This comparison also shows the degree of alignment between our stock performance and the level of compensation provided to executives.

The table below shows the differences between the compensation reported in the Summary Compensation Table , i.e. “pay opportunity,” and the value of realizable pay (“RP”), i.e. how much the same compensation opportunity is actually worth today, for the three year period 2013-2015 for our CEO, Mr. Michels.

Mr. Michels’ realizable pay for the three years 2013 – 2015 of $4.9 million is 31% lower than his SCT compensation opportunity for the same period. This shows a strong link between pay and performance as our TSR over the three year period was below the expectations of the Board and stockholders at (10.3%).

Pay vs. Other Company Measures of Performance

While TSR is a common measure of performance that is often used to evaluate a company’s compensation practices, at our stage of development we consider other performance measures to be, at times, more reflective of the success of our business. It is important to recognize that our TSR is extremely volatile, as evidenced by the substantial movements in our stock price during the past several years. Specifically, in 2013 our stock price declined 12%, but rose 61% in 2014 and declined again by 36.5% in 2015. These price changes are not solely tied to our performance as shown by the decline in TSR from 2014 to 2015 even though we achieved record financial performance in both years with substantial growth and full year profitability in 2015.

As a result, our executive compensation does not follow a linear relationship with TSR. Rather, we have tried to align our executive compensation with performance results that are part of our overall business strategy that we believe will drive stock price improvement and increased value for our stockholders over time. For example, in past years we have had a number of “first-of-their-kind” achievements in the diagnostics field. Specifically, we developed and commercialized the first and only rapid HCV test in the U.S. along with the first ever rapid in-home HIV test. More recently, we entered into an HCV co-promotion agreement with AbbVie, which, to our knowledge, is an unprecedented arrangement between a diagnostics company and a pharmaceutical firm. We successfully completed the acquisition of DNA Genotek in late 2011, providing us with an entrance into the high growth molecular diagnostics field. This acquisition is now contributing double digit growth to our business and accounted for 24% of our 2015 consolidated net revenues. More recently, we made significant progress in developing and commercializing a new rapid Ebola test. These achievements, and particularly contributions from our newest business lines (i.e., molecular collection systems, HCV-related, HIV-OTC and Ebola), are the primary reasons for our profitability in 2015 and our overall strong and continually improving financial performance for the past two fiscal years.

When establishing and evaluating our executive compensation program generally, and performance-based incentive plans in particular, we believe that TSR alone will not always immediately account for the value of our accomplishments and, in many cases, it may take time for the impact of our strategic and other accomplishments to be fully reflected in the value of our stock. Thus, while obviously important, TSR is only one of several factors we consider in making compensation decisions for our executives.

Say on Pay Results in 2015 and Company Response

At our 2015 Annual Meeting, stockholders were asked to vote on an advisory (non-binding) basis on the compensation paid to our NEOs for 2014. We obtained stockholder approval of our NEO compensation with approximately 54% of stockholder votes cast in favor of our “say-on-pay” or SOP resolution. In response to these results, we instituted an outreach effort to contact certain of our major stockholders in order to understand their concerns regarding our compensation practices. We also contacted both ISS Proxy Advisory Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), two leading proxy advisory firms, in order to solicit their views on these issues. Several of our independent Directors participated in this outreach, including the Chairman of our Board, the Chairman of our Compensation Committee, the Chairman of our Audit Committee and the Chairman of our Nominating and Corporate Governance Committee. Overall, we had conversations with stockholders who, in the aggregate, beneficially held approximately 22% of our outstanding Common Stock entitled to participate in the 2015 SOP vote. This outreach effort was similar to the outreach efforts we implemented following the SOP votes at our 2013 and 2014 Annual Meetings.

As a general matter, the following input was provided by the stockholders we contacted during our latest outreach:

• Acknowledged our compensation changes as positive improvements and responsive to stockholder concerns.
• Supported our adoption of performance-vesting for 50% of long-term incentive equity awards.
• Supported our enhanced stock ownership guidelines.

•        Supported the elimination of excise tax gross up from executive employment agreements and the change from modified “single trigger” severance to “double trigger” severance in CEO’s employment agreement.

• Encouraged the use of meaningful targets for equity with performance vesting.
• Acknowledged that TSR is only one relevant performance measure.
• Supported the use of financial and other Company-specific performance targets other than TSR, over a multi-year period;
• Encouraged the exclusion of the impact of stock repurchases and acquisitions in determining if performance metrics are met.
• Encouraged additional efforts to offset dilution from annual equity awards.
• Emphasized the need to create incentives for increasing profitability through our compensation program.
• Encouraged clear and detailed disclosure as to how performance metrics are developed and how they will raise stockholder value.
• Encouraged the Board to consider other governance changes, such as a declassified board, majority voting, the right of stockholders to call special meetings, and reasonable proxy access.

In addition, the Compensation Committee engaged an independent compensation consultant, Pay Governance, to assist in responding to the 2015 SOP vote. We believe our stockholder engagement was beneficial and the Board intends to continue ongoing dialogue with our stockholders to ensure our executive compensation programs are well understood by all stakeholders.

Compensation Changes

In response to input from stockholders, the Compensation Committee and Board adopted a number of changes in 2015 to specifically respond to stockholder concerns and better align our compensation program with performance. We believe these changes were the primary reason a majority of stockholders approved our SOP proposal at the 2015 Annual Meeting. As a result, we concluded the best response to the latest stockholder input is to continue to implement these recent changes to our compensation program, particularly the adoption of 50%

performance-vested equity awards for executives which was implemented in early 2016 for performance during 2015. In addition, we decided to extend our stock buy-back program at the end of 2015 and early 2016 in direct response to concerns by stockholders regarding the dilutive effect of our annual equity awards to executives and non-employee Directors.

The following is a summary of these changes, along with our rationale for making them:

Change	Old	New	Rationale	Effective
Performance-Vested Long-Term Incentive Equity Awards.	Awards consisted of 60% Stock Options and 40% Restricted Stock, all time-vested over three or four years.	Awards consist of 50% performance-vested restricted units and 50% time-vested restricted stock.	• Directly responds to stockholder input. • Enhances link between compensation and longer-term performance. • Focuses executives on long-term priorities. • Alignment with market practice.	2016 for 2015 performance year.
Changes to Executive Employment Agreements.	Contained excise tax gross up and modified “single trigger” change of control severance provisions. Adopted policy that new agreements will contain no excise tax gross up and will provide for “double trigger” change of control severance.	CEO employment agreement amended to remove excise tax gross up and change modified “single trigger” to “double trigger” change of control severance. Other NEO agreements amended to remove excise tax gross up.	• Responds to stockholder input. • Consistent with good governance practices.	2015
Enhanced Stock Ownership and Retention Guidelines.	CEO – 2x salary CFO/COO – 1x salary Other Executives – None	CEO – 6x salary CFO/COO – 2x salary Other Executives – 1x salary.	• Consistent with good governance practices. • Supported by stockholders. • Strengthens alignment between executives and stockholders.	2015
Limit on Discretionary Bonus Pool Adjustments.	Compensation Committee and Board historically have had unlimited discretion to adjust bonus pool funding.	Discretionary adjustments will be limited to +/-10% of aggregate pool funding determined under applicable Incentive Plan formula.

•  Responds to concerns  about discretionary  bonus awards and  misalignment of pay and  performance.

•  Ensures bonus pool  amount/payouts are  predominately tied to  previously agreed  performance goals

•  Allows for reasonable,  but limited, discretion to  accommodate  unforeseen  circumstances.

				2015 and 2016

Change	Old	New	Rationale	Effective
Extension of stock buyback program.	Buyback program originally authorized in 2008, with no active purchasing in recent years.	Buyback program extended in late 2015 to repurchase 1.2 million shares of common stock, which approximates shares used for annual management and non-employee Director equity awards.	• Directly responds to stockholder input. • Offsets dilutive impact of any annual equity incentive awards to executives and non- employee Directors.	2015-2016

Performance Based Equity Awards

The value of long-term incentive equity awards granted to an executive is based upon the performance of the executive for the prior year. In the past, these awards generally consisted of a mix of 60% stock options and 40% restricted stock, all of which vested annually and/or monthly based on the passage of time during which the recipient remained employed by the Company and the value of which fluctuated, including potentially to zero in the case of stock options, with our share price. Accordingly, more than half of these awards (i.e. the stock options) provide no value to the recipient unless our stock price increases after the grant date.

Based on input from our stockholders and advice from Pay Governance, we recently implemented performance vesting for a significant portion of the incentive equity awards for our executives. The new performance vesting program began with the 2015 performance year. As a result, the first incentive equity awards with performance vesting were made in early 2016 with the value of individual awards based on performance during 2015. This approach was selected due to our pay-for-performance practice of making equity awards in a particular year dependent on and sized in relation to the recipient’s performance during the prior fiscal year.

Under our new Long-Term Incentive Policy (“LTIP”), 50% of an executive’s total equity award consists of performance-vested restricted units that will not vest until three years after the grant date and only if certain performance measures are met during that three-year period. The awards granted in February 2016 incorporated two performance metrics: (i) a three-year CAGR for consolidated product revenues during the period 2016-2018 and (ii) a one-year “EPS” target for 2016 followed by a further two-year vesting requirement. The remaining 50% of each executive’s most recent incentive equity award consists of time-vested restricted stock and will utilize a three-year ratable vesting period as we have done in the past.

The structure of the new equity awards reflects market-based good governance practices as well as the input from our stockholders, several of whom advocated that a meaningful portion of the equity awards should have performance vesting. We believe 50% is a meaningful portion and is consistent with or exceeds the performance orientation of our peer companies. In addition, although some stockholders have mentioned TSR as a possible performance target, most of the stockholders we contacted indicated that other measures such as financial or operational objectives would also be appropriate. The Board decided to use consolidated net product revenue and EPS targets because they are important for our business, especially as we continue improving our profitability, and because of the Board’s belief that these measures will directly influence the performance of our stock price over time. As discussed above, the Board does not believe that the use of TSR as a performance metric in the long-term incentive plan is appropriate at this time, although the choice of performance metrics will be reviewed from time-to-time.

The adoption of new three-year performance-based vesting conditions for 50% of an executive’s annual equity award substantially strengthens the link between pay and performance and creates an appropriate long-term incentive for our executives. At the same time, the use of time-based vesting conditions for the remaining

50% of each award achieves the equally important goal of share ownership/accumulation through a share price sensitive vehicle that directly promotes alignment with stockholders and further supports employee retention. Overall, the Compensation Committee and Board believe that these changes represent a balanced performance-based improvement to our executive compensation program that is appropriate for our Company, directly responds to feedback from our stockholders, is consistent with executive pay governance best practices and exceeds the performance-based focus of compensation programs used by our peer companies, the majority of which do not use performance-vested equity at all.

Employment Agreement Changes

The Company’s employment agreements with Mr. Michels and the other NEOs were put in place in 2004 and 2006, except for Mr. Zezzo’s agreement which was entered into in 2011 when he joined the Company. These agreements required the Company to provide a gross up for excise tax imposed under Section 280G of the Internal Revenue Code on compensation paid as a result of a change of control, in an amount up to $1.0 million for Mr. Michels and $500,000 for the other NEOs. These agreements also included a modified “single trigger” severance provision, which would permit the executive to voluntarily terminate his employment within a specified period following a change of control and receive increased severance even though that executive’s position or scope of responsibilities following the change had not been adversely affected. Beginning with Mr. Zezzo’s agreement in 2011, we implemented a new policy of no longer providing any excise tax gross up or “single” or “modified single” trigger severance provisions. Instead, Mr. Zezzo’s agreement contains a “double trigger” severance provision under which there needs to be both a change of control and an adverse impact to Mr. Zezzo’s position or responsibilities before he is entitled to terminate his employment and receive increased cash severance.

In 2015, Mr. Michels and the other NEOs agreed to amend their employment agreements to remove the excise tax gross up provision. In addition, Mr. Michels agreed to change the modified “single trigger” severance provision in his agreement to a “double trigger” severance provision.

These changes were implemented in direct response to input from several stockholders. In considering this matter, the Board was mindful that these changes required amendments to long-standing employment agreements with our executives. Neither Mr. Michels nor any of the other NEO’s were obligated to agree to any changes to their agreements, nor did they receive direct compensation in exchange for the revised employment agreements. Our leadership team agreed to these changes, in an effort to be responsive to the concerns of our stockholders and in order to improve our compensation governance practices.

Enhanced Stock Ownership/Retention Guidelines

Another change made by the Compensation Committee and Board in 2015 was to adopt enhanced stock ownership and retention guidelines for our executives. Specifically, the following changes were made:

Position	Old Guideline	New Guideline
President and CEO	2x	6x
Chief Financial Officer and Chief Operating Officer	1x	2x
Other Executive Officers	None	1x

In addition, the guidelines were changed to require an executive to retain at least 50% of the net shares acquired upon the exercise of stock options or the vesting of restricted shares until the executive’s stock holdings meet or exceed the applicable ownership guideline.

The Compensation Committee and Board believe these changes were appropriate in order to respond to stockholder concerns about pay for performance, more closely align the interests of our executives with those of our stockholders and make our guidelines consistent with what we believe to be market practice.

Limited Bonus Pool Funding Discretion

Under our Management Incentive Plan, adopted each year for the payment of incentive cash bonuses to executives, the aggregate pool used to pay bonuses is determined in a formulaic manner based on the achievement of specific, short-term financial objectives. However, the Compensation Committee and the Board historically retained discretion to increase or decrease the size of the bonus pool based on performance conditions, market conditions or other factors deemed appropriate.

Beginning with the Management Incentive Plan adopted for performance during 2015, the Compensation Committee and Board limited any discretionary adjustments that may be made to +/- 10% of the bonus pool calculated under the plan formula. The Compensation Committee and Board believe this change is appropriate in order to make our incentive cash bonus plans more performance-based and to bring our plans in line with what we believe to be market practice and provide plan participants with better line of sight between their actions, Company performance and any bonus results. This change also directly responds to feedback from stockholders. We included the same limit on discretionary pool funding in the Management Incentive Plan for 2016.

Extension of Stock Buyback Program

Our Board previously approved a $25.0 million stock buyback program and prior to 2015 a total of 1,256,023 shares of stock had been repurchased at a total cost of approximately $5.4 million. Stock purchases under this program largely stopped in 2008. Although we had temporarily suspended stock repurchases, this program was never terminated by the Board.

In direct response to concerns from stockholders regarding the dilutive impact of annual equity awards and based on a review of our Common Stock valuation, in late 2015 the Board decided to extend the stock buyback program. Specifically, the Board directed management to repurchase up to 1.2 million shares of stock. The 1.2 million share target represented the approximate number of shares historically used for annual equity incentive awards for management and non-employee Directors.

Other Good Compensation Governance and Practices

We are committed to maintaining good corporate governance and practices. Apart from the changes discussed above, there are many other aspects of our compensation program that reflect this commitment:

Performance Mix - The vast majority of our NEOs’ compensation is performance-based. For example, approximately 75% of Mr. Michels’ 2015 compensation consisted of an incentive cash bonus and long-term incentive equity awards, which are awarded based on Company and/or individual performance. For the other NEOs, 59% of their aggregate 2015 compensation consisted of performance-based compensation.

Diversified Portfolio - Our executive compensation consists of a mix of cash/equity, fixed/variable and short-term/long-term compensation. Equity awards in 2015 consisted of a mix of stock options (60%) and restricted stock (40%) and, as discussed above, transitioned to 50% performance-vested restricted units and 50% time-vested restricted stock with the February 2016 equity awards.

Threshold Bonus Objectives - Threshold financial performance objectives for annual bonus pool funding are set at levels that meet or exceed the Company’s actual financial performance for the prior fiscal year. Target financial performance objectives generally increase or improve each year and thereby help drive improved financial performance on a year-over-year basis.

Performance Value of Options and Restricted Stock Awards - Because stock options, even though time-vested, only provide value to executives if the price of our stock increases after the date of grant, the issuance of 60% of an executive’s annual equity award during 2015 as stock options means that the realizable value of long-term equity awards provided to executives is heavily weighted and dependent on the Company’s future performance and improvement in the price of our Common Stock. Further, the value of time-vested restricted stock awards also tracks the experience of our stockholders as our share price fluctuates.

Multiple Performance Metrics - Variable compensation is based on a combination of corporate and individual performance measurements to help ensure balanced incentives for executives.

Long-Term Focus - Equity awards are subject to long-term vesting requirements, with restricted shares vesting over 3 years and stock options vesting over a minimum of 4 years. Structuring our equity awards in this manner helps align the interests of our executives with the long-term interests of our stockholders.

Prudent Benchmarking - The total compensation paid to executives is targeted at the 50th percentile of a peer group of comparable companies based on achievement of performance objectives. We use a peer group (listed on page 43 of this Proxy Statement) consisting of companies in the medical diagnostic and healthcare industries comparable in size to the Company based on total revenues and market value.

Tally Sheets - The Compensation Committee reviews tally sheets as part of making individual compensation decisions.

Stockholder Outreach - Since our 2013 SOP vote, the Board has implemented a robust outreach effort annually to ask our stockholders for feedback on our compensation and governance practices. This Board outreach effort is in addition to our regular investor relations program where we routinely discuss our business with investors.

Independent Compensation Consultants - The Board and Compensation Committee regularly utilize independent compensation consultants to provide compensation advice, including competitive assessments of our program compared to compensation paid to executives at the peer group of comparable medical diagnostic and healthcare companies (listed on page 43 of this Proxy Statement). During 2015, the Compensation Committee engaged Pay Governance as its independent consultant and also reviewed market data prepared by another consultant, Pearl Meyer & Partners.

Recoupment Policy - Our Board has adopted a compensation recoupment or “clawback” policy, under which the Board or Compensation Committee will seek to recover excess compensation paid to our executives if our financial statements are restated due to misconduct by that executive.

No Repricing - Our Stock Award Plan prohibits both the repricing and repurchase of under-water stock options or other equity awards without stockholder approval.
No Perquisites - We do not provide executives with any perquisites that are not offered to all employees of the Company.
Risk Review Process - We regularly assess the risks associated with our compensation programs.
No Hedging - Our policy prohibits Directors and NEOs from engaging in hedging activities with our stock.
No Pledging - Our Directors and NEOs are not permitted to pledge our stock.
Confidentiality/Non-Compete Agreements - Our NEOs are subject to confidentiality and non-compete agreements.

Compensation Risk Assessment

Management periodically conducts a risk assessment of the Company’s compensation policies and practices, including its executive compensation program. In its review, management considers the attributes of the Company’s policies and practices and other factors, including:

•	The mix of fixed and variable compensation opportunities;

•	The balance between annual and long-term performance opportunities;

•	The corporate and individual performance objectives established for annual and long-term incentive compensation;

•	The internal controls and procedures in place to mitigate risks facing the Company, including the Company’s “clawback” policy and stock ownership guidelines; and

•	The risk that unintended consequences could result from various aspects of the Company’s compensation policies and practices.

Based on its review and assessment, management has concluded that the Company’s policies and practices are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not incentivize employees to take unnecessary or excessive risks. The Company has also concluded that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Philosophy

The primary objectives of our compensation program for executive officers are to:

Set compensation opportunities at levels sufficient to attract and retain high quality executives and to motivate them to contribute to our success.
Ensure the compensation opportunities provided align the interests of executives with the interests of our stockholders;
Focus our executives on both short and longer-term individual and Company priorities established by the Board and appropriately reward them for performance against these objectives;

The total direct compensation provided to each executive consists of an annual base salary, incentive cash bonus and long-term incentive equity awards. The amount of the incentive cash bonus and the size of annual incentive equity awards are variable and depend on an executive’s and the Company’s achievement of predetermined financial and other objectives. As a result, a substantial portion of each executive’s annual compensation is based on performance.

Benchmarking

We believe it is useful to regularly compare our compensation program against compensation paid to executives at other comparable medical diagnostic and healthcare companies. With the assistance of Pearl Meyer & Partners (“PM&P”), an independent compensation consultant previously engaged by the Compensation Committee, a peer group of companies was selected using criteria based on industry, revenues and market capitalization and a competitive assessment of our executive compensation was prepared.

The Compensation Committee seeks to set total direct compensation opportunity levels for each executive near the fiftieth (50th) percentile of amounts paid by the peer companies for performance consistent with the Company’s target financial and other business plans for the applicable year. Use of the fiftieth (50th) percentile is intended as a market-based reference and not as an absolute target. As a result, the total direct compensation opportunity and the value of specific compensation components for individual executives may fall below or exceed the fiftieth (50th) percentile depending on the individual performance of the executive, the criticality of his or her role, the executive’s contribution to our business, and other factors.

The following provides information about the peer group used by the Compensation Committee for benchmarking purposes in setting executive compensation in 2015 and how we compare to these companies (all dollars in millions):

Peer Company[1]	2015 Revenue[2]	12/31/15 Market Capitalization	Business[3]
Abaxis, Inc.	$214	$1,265	Healthcare Equipment
ABIOMED Inc.	$303	$3,829	Healthcare Equipment
Anika Therapeutics, Inc.	$ 93	$ 559	Healthcare Supplies
Array Biopharma, Inc.	$ 34	$ 602	Biotechnology
ATRION Corp.	$146	$ 695	Healthcare Supplies
Cardiovascular Systems, Inc.	$178	$ 491	Healthcare Equipment
Cerus Corp.	$ 34	$ 614	Healthcare Supplies
Cynosure, Inc.	$339	$1,015	Healthcare Equipment
Enzo Biochem, Inc.	$ 99	$ 207	Life Sciences Tools & Services
Fluidigm Corp.	$115	$ 311	Life Sciences Tools & Services
Genomic Health, Inc.	$287	$1,145	Biotechnology
Harvard Bioscience, Inc.	$111	$ 118	Life Sciences Tools & Services
Luminex Corp.	$238	$ 921	Life Sciences Tools & Services
Meridian Bioscience, Inc.	$192	$ 863	Healthcare Supplies
Neogenomics, Inc.	$100	$ 477	Life Sciences Tools & Services
Quidel Corp.	$194	$ 705	Healthcare Supplies
Rockwell Medical, Inc.	$ 55	$ 523	Healthcare Equipment
Sequenom, Inc.	$128	$ 194	Life Sciences Tools & Services
The Spectrnetics Corp.	$242	$ 642	Healthcare Supplies
STAAR Surgical Co.	$ 77	$ 285	Healthcare Supplies
Vascular Solutions, Inc.	$146	$ 596	Healthcare Supplies

25th Percentile	$ 99	$ 477
Median	$146	$ 602
75th Percentile	$214	$ 863
OraSure Technologies, Inc.	$120	$ 364

Source: Standard & Poors Capital I.Q.

1Dyax Corp. was removed from the peer group due to its acquisition by Shire Pharmaceuticals International.

2Reflects revenue reported for fiscal year 2015.

3Reflects Global Industry Classification Standard sub-industry designation.

Because the competitive assessment by PM&P was prepared fairly recently (i.e. in 2014), the Compensation Committee decided that a new assessment was not needed at this time. Consequently, the Compensation Committee elected to use the 2014 assessment in setting the executive compensation for the 2015 fiscal year.

In preparing its 2014 competitive assessment of executive compensation, PM&P compared the compensation of our NEOs with a 50/50 blend of proxy data from the peer group of companies and data for each NEO position from the 2014 Radford Global Life Sciences Survey. Since compensation market data can be volatile from year to year, the Committee believes a blend of specific peer group proxy data and broader survey data better reflect market trends. PM&P also compared the mix of executive compensation and the relative compensation levels of the NEOs with data from the peer group. Based on this analysis, PM&P reached the following conclusions:

•

On average, salaries, total cash compensation (salaries plus incentive cash bonuses) and target total direct compensation (total cash compensation and incentive equity awards) for our executives are competitive with the market median;

•	The long-term incentive equity targets are competitive with the median;

•	Mr. Michels’ target total direct compensation is competitive with the market median;

•	The mix of cash and long-term incentive compensation for our executives is generally competitive with the market median; and

•	No significant changes to the target compensation for our executives were recommended by PM&P based on their assessment.

Pay Mix

We follow a pay-for-performance approach to executive compensation, with a significant portion of our executives’ compensation consisting of annual incentive cash bonuses and long-term incentive equity awards that are based on the executives’ and the Company’s achievement of predetermined performance objectives.

The following illustrates the relative proportion of 2015 base salaries, and the performance-based compensation consisting of incentive cash bonuses and long-term incentive equity awards, for Mr. Michels and the other NEOs, respectively:

Approximately 75% of Mr. Michels’ aggregate compensation and 59% of the other NEOs’ aggregate compensation for 2015 consisted of variable or performance-based compensation.

2015 Executive Compensation Components

Overview

Our compensation program consists of the following components:

Compensation	Form of Compensation	Purpose
Base Salary	Cash	Base salaries provide fixed compensation necessary to attract and retain key executives. Salary levels are established for each position based on competitive market data, with annual adjustments tied to performance and market changes as appropriate.
Annual Incentive Bonus Awards	Cash	Annual incentive bonus awards provide performance-based incentives to our executives to achieve both Company-wide financial and strategic goals and the executives’ individual performance objectives. Targets for individual bonuses are set at levels consistent with those offered in the marketplace. Beginning in 2015, the Board has limited discretionary adjustments to bonus pool funding to +/- 10% of the pool amount otherwise determined under the incentive plan formula.
Long-Term Incentive Awards	2015 Stock Options and Restricted Stock 2016 Performance-Vested Restricted Units and Time-Vested Restricted Stock	The largest component of our executive compensation is paid in equity. For the past several years, awards consisted of 60% stock options and 40% restricted shares and strongly incentivized our executives to perform at their highest levels to achieve our long-term strategic business plans and increase our share price, thereby aligning the interests of our executives with those of our stockholders. Beginning in 2016 with respect to the 2015 performance year, executive LTIP awards consisted of 50% performance-vested restricted units and 50% time-vested restricted stock in order to strengthen the link between pay and performance.

Compensation	Form of Compensation	Purpose
Benefits	401(k) Plan Health and Welfare Benefits	Retirement and health and welfare benefits provide a complete compensation package that is competitive with the market and addresses the needs of all employees and their families, including our executives.
Employment Agreements	Cash severance and accelerated equity vesting	Severance and accelerated equity vesting are provided to our executive officers in order to ensure they are not distracted by the possibility of termination in the event of a change of control and to encourage continued dedication to the Company. In 2015, we eliminated the excise tax gross up from all NEO employment agreements and Mr. Michels agreed to change his modified “single trigger” change of control severance provision to a “double trigger” provision.

Compensation Components in Detail

2015 Base Salaries

The Compensation Committee believes that competitive salaries must be paid in order to provide fixed compensation necessary to attract and retain key executives. Each year, the Compensation Committee evaluates and determines the annual base salaries for the NEOs. The Compensation Committee considers the annual performance evaluation of the CEO prepared by non-employee members of the Board and the annual performance evaluations prepared by the CEO for all other NEOs. The Committee also considers the Company’s budget for expected salary adjustments, salary levels paid at the peer group companies (listed on page 43 of this Proxy Statement) and any recommendations that may be made by any compensation consultant engaged to assist the Compensation Committee. An executive’s annual salary adjustment will tend to be at the higher end of the range budgeted by the Company if the executive receives a performance rating of “Meets Expectations” or better and such executive’s pre-adjustment salary level is below the 50th percentile for his or her position at the peer group companies.

Annual base salaries paid in 2015 to our NEOs were established by the Compensation Committee at the beginning of 2015 based on a review of the Company’s performance during 2014, an evaluation of the individual contributions of each officer compared to pre-established performance objectives for 2014 and a review of the competitive data and recommendations provided by PM&P, the Compensation Committee’s independent compensation consultant at the time.

Based on these factors, the Compensation Committee approved an annual base salary increase for our management (including the NEOs) averaging approximately 2.83%. This compares with our Company-wide salary increase budget of 3.0%. In order to reflect the Company’s performance and each executive’s contributions, and to equitably move salaries towards the fiftieth (50th) percentile of amounts paid by the peer group companies or maintain them at approximately that level, the Compensation Committee used the following guidelines to assist in determining annual base salary increases.

Performance Rating	Merit Increase Range

Outstanding	5.0% - 7.0%
Exceeds Requirements	3.0% - 4.0%
Meets Requirements	2.0% - 2.5%
Does Not Consistently Meet	1.0% - 1.5%
Does Not Meet Requirements	0%

In establishing NEO base salaries for 2015, the Compensation Committee recognized that the Company’s 2014 consolidated net revenues of $106.5 million exceeded the $100 million threshold for the first time in the Company’s history. These revenues represented an 8% increase over 2013. The Compensation Committee also noted that the Company’s $4.6 million consolidated net loss represented a $6.6 million or 59% reduction in the Company’s 2014 net loss compared to 2013. Other specific factors considered by the Compensation Committee in setting 2015 salaries included the following:

• Execution of a major HCV co-promotion agreement with AbbVie.
• The 17% growth in molecular collection systems revenues compared to 2013;
• The 42% growth in OraQuick® HCV net product revenues compared to 2013;
• The $45.1 million in revenues generated by our newest business lines (i.e., DNA Genotek, HCV-related and HIV-OTC);
• The improved profitability of our OraQuick® In-Home HIV product line;
• The launch of our next generation Intercept i2®collector with a NIDA-5 panel of high-throughput fully-automated oral fluid drug assays;
• Progress towards the funded development and commercialization of a new rapid, Ebola antigen test;
• Improved investor relations and outreach strengthened the Company’s relationships with institutional investors; and
• Extensive and aggressive review of multiple business development opportunities by management.

Although the Compensation Committee generally uses the performance rating labels mentioned above (i.e., Meets Expectations, Exceeds Expectations, etc.), the Compensation Committee has decided that those labels should not be used for Messrs. Michels and Spair. Given the senior positions of Messrs. Michels and Spair, the Compensation Committee believes it is more appropriate to evaluate these executives based on the overall performance of the Company. As a result, the Compensation Committee approved the following 2015 salary adjustments for Mr. Michels and the other NEOs:

NEO	2014 Individual Performance Assessment	2014 Performance Rating	2014 Salary	2015 Salary	% Increase
Douglas A. Michels President and Chief Executive Officer	• Strong corporate performance, as described above, including 8% revenue growth and 54% reduction in our consolidated net loss.	N/A1	$580,920	$596,585	2.75%
Ronald H. Spair Chief Financial Officer and Chief Operating Officer	• Strong corporate performance, as described above, including 8% revenue growth and 59% reduction in our consolidated net loss.	N/A1	$456,290	$468,838	2.75%
Anthony Zezzo II Executive Vice President, Marketing and Sales	• Leadership in negotiating unique HCV co-promotion agreement with AbbVie, leading to substantial increased revenues. • 57% growth in OraQuick® HCV sales. • Substantial achievement of overall sales goals. • Organizational and staffing improvement within Sales and Marketing Department.	Meets	$376,480	$384,010	2.0%
Jack E. Jerrett Senior Vice President and General Counsel	• Leadership in negotiating unique HCV co-promotion agreement with AbbVie, leading to substantial increased revenues. • Leadership in negotiating reduced royalty obligations. • Assistance on numerous important commercial matters. • Leadership in resolving various disputes and claims. • Oversight of SEC and other compliance matters. • Ongoing advice and counsel to Board and senior management.	Outstanding	$328,000	$344,400	5.0%

1Assessment based on overall corporate performance during 2014.

NEO	2014 Individual Performance Assessment	2014 Performance Rating	2014 Salary	2015 Salary	% Increase
Mark L. Kuna Senior Vice President, Finance, Controller and Assistant Secretary	•Leadership in implementing new enterprise resource management system at DNA Genotek. •Implementation of new revenue recognition policy for OraQuick® In-Home HIV product. •Tax and accounting support for HCV co-promotion agreement with AbbVie. •Oversight of financial reporting, SEC filings and Sarbanes-Oxley compliance.	Meets/Exceeds	$262,135	$269,344	2.75%

2015 Annual Incentive Cash Bonuses

Annual cash bonuses are included as part of executive compensation because the Compensation Committee believes that a significant portion of each executive’s compensation should be structured as a variable incentive tied to both the overall performance of the Company and the individual contributions of the executive. On an annual basis, the Compensation Committee has adopted, with approval of the Board, a Management Incentive Plan (the “Incentive Plan”), which is intended to be the principal vehicle for incentive cash bonus awards.

Incentive cash bonuses are generally paid out of a cash pool funded under the Incentive Plan based on the Company’s achievement of specific financial objectives determined using a formula established by the Compensation Committee and approved by the Board at the beginning of each fiscal year. The financial objectives typically consist of annual short-term targets that represent improvement in financial performance compared to the prior year. The objectives are each weighted to determine their respective contributions to the pool amount. Each objective can be adjusted annually by the Compensation Committee or Board in an equitable manner to reflect unexpected changes in the Company’s business or assumptions underlying the original objective or other factors.

With respect to each financial objective, a Threshold, Target, High and Maximum performance level is established. The Target levels generally reflect the Company’s financial budget or operating plan for the current year and incorporate the expected improved performance from the prior year. Except in special circumstances, the Threshold levels equal or exceed financial performance achieved during the prior year and represent a minimum level of performance for which the Compensation Committee is willing to provide bonus pool funding. Thus, the Company must meet or exceed the prior year’s performance in order to obtain any funding for a Threshold objective. The High levels reflect outstanding performance for which the Compensation Committee is willing to reward executives with bonuses above the Target level payout. The Maximum levels represent “breakthrough” performance at which the maximum bonus pool funding can be provided.

If the Company meets all the Target levels, the pool is funded at 100% of the aggregate target bonuses for all participants in the Incentive Plan, as described below. The pool is funded at 50% of the aggregate target bonuses if all of the Threshold levels are met and at 150% if all of the High levels are met. If the Company achieves a Maximum performance level, the pool can be funded up to 200% of the aggregate target bonuses. Pro-rata adjustments to the amount of funding for each objective are made where a particular performance is in between the pre-established performance levels. To the extent a performance level is below the Threshold objective, generally there is no funding for that particular item unless the Compensation Committee or Board determines, in its limited discretion, that some funding is warranted to recognize extraordinary circumstances.

The amount of the cash bonus pool is determined by the Compensation Committee and recommended for Board approval. The Compensation Committee and Board also retain discretion to increase or decrease the size of the pool in order to reflect specific performance or market conditions affecting the Company and the final performance assessments for each participant for the applicable year. The cash bonus pool is used to pay bonuses not only to the Company’s NEOs, but also to all other officers and certain higher-level employees of the Company. Beginning with the 2015 Incentive Plan, the Compensation Committee and Board have limited their ability to make discretionary bonus pool adjustments to +/- 10% of the pool size otherwise determined pursuant to the formula under the Incentive Plan.

Individual payments from the bonus pool to executives are calculated using a formula that considers the size of the bonus pool, the executive’s achievement of individual performance objectives (except in the case of Messrs. Michels and Spair, as described below), the number of individuals participating in the plan at the time bonuses are awarded and the executive’s target bonus percentage. Bonuses are paid, based on an assessment of each executive’s performance for the applicable year, using targets expressed as a percentage of the executive officer’s annual base salary.

If an executive officer has met or exceeded his or her individual performance objectives and/or the Company’s expectations for the applicable year, he or she may be eligible to receive up to 150% of his or her target bonus, depending on the size of the bonus pool. The Compensation Committee and Board retain the discretion to adjust an individual executive’s performance evaluation and to increase or decrease the bonus paid to such individual to reflect the specific contributions of that executive, the Company’s overall performance, market conditions or other circumstances.

The Compensation Committee recommends for Board approval any bonus award for the CEO based on an assessment of his performance. The CEO recommends individual awards for the other executive officers for approval by the Compensation Committee based on an assessment of each executive’s performance against his or her applicable individual performance objectives. The Compensation Committee and Board have the right, in their sole discretion, to reject any or all of the recommended bonus awards, even if the bonus pool has been funded and any or all applicable performance criteria have been satisfied, based on the business conditions of the Company or other factors deemed relevant by the Compensation Committee or Board.

Under the 2015 Incentive Plan, the Compensation Committee established performance levels for two equally weighted financial objectives to be used to fund the bonus pool. The Threshold financial objectives in our 2015 Incentive Plan reflected improved performance over 2014 that would result in a break-even level of consolidated operating income. The Target levels reflected our annual budget or operating plan for 2015. The following table summarizes these objectives and performance levels (dollar amounts in millions):

Financial Objective/ Weight	Threshold	Target	High	Breakthrough
Consolidated Net Revenues (50%)	$112.5	$121.7	$127.8	$133.9
Consolidated Net Operating Income (50%)	$ 0	$ 5.5	$ 9.2	$ 12.8
Incentive Plan Payout (% of Target)	50%	100%	150%	200%

In establishing the 2015 Incentive Plan, the Compensation Committee decided on a 50%/50% weighting for the revenue and operating income objectives. The Compensation Committee believed an equal weighting provided an appropriate balance of incentives for both top and bottom line financial performance. The following sets forth the weighting and potential bonus pool funding for both objectives at each performance level established under the 2015 Incentive Plan, based on the participants covered by the Plan at year-end:

Objective	Weight	Threshold	Target	High	Maximum
Consolidated Net Revenues	50%	$544,000	$1,088,000	$1,632,000	$2,176,000
Consolidated Net Operating Income	50%	$544,000	$1,088,000	$1,632,000	$2,176,000
Potential Total Pool Funding		$1,088,000	$2,176,000	$3,264,000	$4,352,000

During 2015, we reported consolidated net revenues totaling $119.7 million. This performance exceeded the Threshold performance level but was slightly less than the Target performance level for this objective (98% of Target), resulting in funding of $971,000 (89% of Target funding). The Company’s 2015 consolidated net operating income was $8.1 million, which was above the Target (147% of Target performance), but below the High performance level for this objective. In evaluating this objective, the Compensation Committee decided to adjust our operating income to eliminate $363,000 of unbudgeted, business development expenditures in order to reward management’s aggressive efforts to find attractive acquisitions and other business development transactions. As a result, an adjusted consolidated income amount of $8.4 million was used to determine $1.518 million of bonus pool funding for this objective (139.5% of Target funding).

Based on the foregoing, the total bonus pool funding calculated for 2015 performance was $2,489,000, as follows:.

Objective	Funding
Consolidated Net Revenues	$971,000
Consolidated Net Operating Income	$1,518,000
Total 2015 Pool Funding	$2,489,000

The bonus pool amount was approved by the full Board and used to pay bonuses to the Company’s NEOs and 17 other members of our management team. The specific target payouts for NEO bonuses (expressed as a percentage of annual base salary) are shown below:

Title	Target Payouts
Chief Executive Officer	70%
Chief Financial Officer and Chief Operating Officer	50%
Executive Vice President	40%
Senior Vice President	35%

In January 2016, the Compensation Committee authorized the payout of individual bonus awards to executive officers from the bonus pool for 2015, based on the target bonus amounts described above and an assessment of each officer’s performance during 2015 against pre-established performance objectives. The calculation of individual bonus awards was based on a formula that adjusted the foregoing target payments for both the executives’ individual performance during 2015 and the degree to which the approved bonus pool funding was sufficient to pay the aggregate bonuses after adjustment for individual performance.

In evaluating Mr. Michels and the Company’s performance, the Compensation Committee recognized the record level of consolidated net revenues of $119.7 million and the full year profitability in 2015 and the substantial improvement in the Company’s 2015 performance compared to 2014. In addition, the Compensation Committee considered the following other factors:

• The 26% growth in molecular collection systems revenues compared to 2014;
• The 57% growth in OraQuick® HCV net product revenues compared to 2014;
• The improvement in gross margin to 67% in 2015, compared to 63% in 2014;
• The $15.8 million in cash generated from operations in 2015, compared to $7.5 million in 2014;
• The $24.9 million in net revenues related to our HCV business, which represents a 68% improvement over 2014;
• A $65.8 million in net revenues from our newest business lines (i.e. DNA Genotek, HCV related, HIV OTC and Ebola), which represents 55% of consolidated net revenues for 2015;

•      The receipt of FDA Emergency Use Authorization for our OraQuick® rapid Ebola test, the securing of up to $10.8 million in Federal funding for the clinical development of this product and the generation of $2.3 million in initial sales of this product during 2015;

• The extensive review of multiple business development opportunities by management; and
• The successful maintenance of strong relationships with our investors.

In view of the foregoing factors, the Compensation Committee determined that Messrs. Michels and Spair should receive above-target bonuses for 2015. The remaining NEO’s were evaluated based on their 2015 performance against individual objectives established for their respective positions, with Mr. Zezzo receiving a Meets Expectations performance rating, Mr. Jerrett receiving a high Meets Expectations performance rating and Mr. Kuna receiving a Meets/Exceeds performance rating. Using these performance ratings, the Compensation Committee developed individual performance factors to adjust the target bonuses for Mr. Michels, the other NEO’s and the other participants in the 2015 Incentive Plan to reflect their performance assessments for 2015. The aggregate pool funding that would be required to pay the performance-adjusted target bonus amounts for all participants in the 2015 Incentive Plan totaled $2,249,000. As a final step, the Compensation Committee calculated a pool funding factor of 110.7% ($2,489,000 in aggregate pool funding divided by 2,249,000 in aggregate performance-adjusted bonuses) in order to calculate individual performance bonuses consistent with the bonus pool funding formula.

Using the approach described above, a final 2015 incentive cash bonus of $508,787 was calculated for Mr. Michels, as follows:

2015 Base Salary	X	Target %	X	2015 Individual Performance Factor	X	2015 Pool Funding Factor	=	2015 Bonus
$596,895		70%		110%		110.7%		$508,787

This same formula was used to calculate the 2015 bonus awards for all NEOs, as follows:

2015 Bonus Payments

NEO	2015 Salary	Bonus Target (% salary)	2015 Performance Rating	Individual 2015 Performance Factor	2015 Pool Funding Factor	2015 Bonus
Douglas A. Michels President and Chief Executive Officer	$596,895	70%	Above Target • Strong corporate performance including record revenues and full-year profitability, as described above.	110%	110.7%	$508,787
Ronald H. Spair Chief Financial Officer and Chief Operating Officer	$468,838	50%	Above Target • Strong corporate performance including record revenues and full-year profitability, as described above.	110%	110.7%	$285,452
Anthony Zezzo II Executive Vice President, Marketing and Sales	$384,010	40%	Meets Expectations (High) • 57% growth in OraQuick® HCV sales. • Substantial achievement of overall sales goals. • Organizational improvements within the Sales and Marketing Department. • Leadership in the implementation of the HCV co-promotion agreement with AbbVie.	90%	110.7%	$153,036
Jack E. Jerrett Senior Vice President and General Counsel	$344,400	35%	Meets Expectations • Leadership in directing various litigation and claims resolution. • Leadership in evaluating various business development opportunities. • Negotiation of reduced royalty obligations. • Assistance on numerous important commercial matters. • Ongoing advice and counsel to Board and senior management.	105%	110.7%	$140,110
Mark L. Kuna Senior Vice President, Finance, Controller	$269,344	35%	Meets/Exceeds • Leadership in evaluating various business development opportunities. • Implementation of tax strategies for DNA Genotek. • Oversight of financial reporting, SEC filings and Sarbanes-Oxley Compliance.	112.5%	110.7%	$117,402

2015 Long-Term Incentive Awards

An additional way that we promote the long-term growth of the Company and align the interests of executives with those of our stockholders is by compensating executives with equity in the Company that vests over a multi-year period. To accomplish this, the Compensation Committee administers the Company’s LTIP, pursuant to which grants of stock options and restricted shares have been made to executive officers on an annual basis.

We view all awards under our LTIP as performance-based since the grant value of each annual award is based on an assessment of the executive’s performance during the prior year. In addition, until 2016 60% of each award to our executives consists of stock options that provide no value to the recipient unless our stock price increases after the date of grant. Subject to continued employment through the vesting period, awards of restricted shares provide some immediate value to executives but are also performance-based in that the executive’s compensation will increase or decrease with the market price of our stock. Therefore, our LTIP requires that our NEOs first earn their awards based upon their prior year performance and continue to perform for the Company throughout the vesting period to realize any value from such awards.

Incentive equity awards under the LTIP are made on an annual basis, and are discretionary and subject to approval by the Compensation Committee and/or Board. Awards to individual participants under the LTIP are based on an evaluation of a number of factors, including:

•	Performance of the participant for the applicable year;

•	The participant’s level of responsibilities and relative contribution to the Company’s business;

•	A competitive assessment of awards at peer group companies (listed on page 43 of this Proxy Statement);

•	History of equity awards to the participant; and

•	Other factors deemed relevant by the Compensation Committee and/or Board.

Each participant’s individual performance for the applicable year is evaluated against his or her individual performance objectives for that year. A “Meets Expectations” performance is typically the threshold requirement to receive an equity award under the LTIP. Awards below this performance level may be considered on an exception basis at the discretion of the Compensation Committee and/or the Board.

The value of potential incentive equity awards that could be granted in 2015 under the LTIP (expressed as a percentage of annual base salary) based on performance during 2014, are summarized below:

	Performance
Position	Lower End	Target	Maximum
President/CEO	150%	200%	250%
CFO/COO	90%	125%	160%
EVP	75%	100%	125%
SVP	55%	75%	95%

The percentages set forth above were established at levels that the Compensation Committee believed represented an appropriate long-term incentive compensation value for each executive, based on the results of a competitive assessment of long-term incentive awards at the peer group companies (listed on page 43 of this Proxy Statement). Awards under the LTIP in 2015 consisted of 60% stock options and 40% restricted stock. Once the aggregate dollar value of an award has been established by applying the Committee approved award percentage to a participant’s base salary, the value is converted into shares based on a valuation of the restricted stock and stock option portions of the award as of the grant date. Restricted stock is valued based on the average of the high and low stock price on the grant date as reported on the NASDAQ Stock Market and stock options are valued based on a corresponding Black-Scholes value in accordance with FASB ASC Topic 718.

Stock option awards granted under the LTIP have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, which is calculated using the average high and low stock price on that date. Stock options generally vest over four years, with the first 25% vesting after one year and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of restricted stock generally vest in equal annual installments over a three-year period. These vesting restrictions serve to promote the Company’s long-term growth by restricting executives’ ability to realize short-term gains from their awards. The Compensation Committee believes the terms of its incentive equity awards to executives are competitive with the terms of equity awards offered at comparable medical diagnostics and healthcare companies.

Equity awards are generally made by the Compensation Committee each year as part of the normal annual compensation cycle. The awards for a particular year generally occur in late January or early February of the following year after the Company’s full year financial results are known and performance evaluations for the executive officers have been prepared. Equity awards approved by the Compensation Committee for the CEO are then reviewed and approved by the Board. In addition to the annual equity awards, the Compensation Committee may approve stock option and restricted stock awards for newly hired officers or in recognition of an executive’s promotion or expansion of responsibilities. These latter grants may have vesting or other terms that differ from the terms generally approved for annual equity awards. Notwithstanding the terms of the LTIP, equity awards are made at the discretion of the Compensation Committee or Board.

Effective February 3, 2015, the Compensation Committee approved stock option and restricted stock awards for the NEOs under the LTIP based on the performance evaluations of such officers for 2014, as summarized below. A description of the basis for each NEO’s 2014 performance evaluation is set forth above under the Section entitled, “2015 Base Salaries,” in this Proxy Statement.

Executive Officer	2014 Performance Assessment	Restricted Stock	Stock Options	Award Value (% of Base Salary)
Douglas A. Michels President and Chief Executive Officer	N/A1	59,934 Shs[2]	171,919 Shs[2]	240%
Ronald H. Spair Chief Financial Officer and Chief Operating Officer	N/A1	28,442 Shs	81,584 Shs	145%
Anthony Zezzo II Executive Vice President, Marketing and Sales	Meets	14,566 Shs	41,781 Shs	90%
Jack E. Jerrett Senior Vice President and General Counsel	Outstanding	12,690 Shs	36,401 Shs	90%
Mark L. Kuna Senior Vice President, Finance, Controller and Assistant Secretary	Meets/Exceeds	9,015 Shs	25,859 Shs	80%

[1]	Assessment based on overall corporate performance during 2014.

[2]

As discussed previously, equity awards made in 2015 for performance during 2014 were time-vested. Beginning in February 2016, 50% of each equity award to the NEO’s consisted of performance-vested restricted units with a three-year service period. A further description of these performance-vested awards is set forth on page 38.

Other Compensation

We provide minimal additional benefits outside of our primary elements of compensation, as follows:

Retirement Programs

All of our employees, including executive officers, are eligible to participate in our 401(k) profit sharing plan (the “401(k) Plan”). We make matching contributions for participants on a dollar-for-dollar basis up to $4,000 per year. Payments of employer-provided benefits accrued for a 401(k) Plan participant will be made upon retirement or upon termination of employment prior to retirement, provided certain vesting conditions have been met by the participant prior to termination. In addition, the Company maintains the OraSure Technologies, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) for the benefit of the Company’s highly compensated employees, including all of the NEOs, and its non-employee Directors. The Deferred Compensation Plan allows participants to defer up to 100% of their annual base salaries (or fees in the case of non-employee Directors) and up to 100% of annual incentive cash bonuses and, upon vesting, restricted shares of the Company’s Common Stock awarded to the participant. The Company may also make discretionary contributions to the participants’ accounts that vest over one or more years as determined by the Company, as well as upon death, disability or a change of control. Since the Deferred Compensation Plan was put in place, the Company has made no discretionary contributions. Participants may elect to receive distributions of deferred amounts on a specified date, separation from service, a change of control, disability and/or death.

Perquisites and Other Compensation

As a general matter, the Compensation Committee and Board do not believe that executive officers should be treated differently than other employees by receiving special perquisites unrelated to our general compensation program. Therefore, our healthcare, disability, and other insurance programs and benefits are the same for all eligible employees, including executive officers. Executive officers do not receive any additional perquisites.

Potential Payments Upon Termination or Change of Control Pursuant to Employment Agreements

The Company has entered into employment agreements with each of the NEOs. In addition to the compensation elements discussed above, these agreements provide for post-employment severance payments and benefits in the event of termination of employment by the Company without “cause” or by the executive for “good reason” and provide enhanced severance payments upon such terminations in connection with a “change of control” of the Company. The terms of these agreements are discussed in more detail under the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change of Control,” in this Proxy Statement. The Compensation Committee believes that these agreements are generally consistent with industry practice at the peer group companies (listed on page 43 of this Proxy Statement), provide an incentive to the applicable executive to remain with the Company, and serve to align the interests of stockholders and the executives in the event of a change of control of the Company.

Accounting and Tax Treatment of Compensation.

In approving the amount and form of compensation for the NEOs, the Compensation Committee considers all elements of the cost to the Company of providing such compensation, including accounting and tax implications. In particular, it considers the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) which disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and for the three most highly compensated officers (other than the Chief Financial Officer) unless compensation is performance-based. The Compensation Committee intends to maintain flexibility to pay compensation that is not entirely deductible when the best interests of the Company would make that advisable.

Compensation Recoupment Policy

The Board has adopted a compensation recoupment or “clawback” policy, applicable to all officers subject to Section 16 of the Exchange Act. Under this policy, the Board and the Compensation Committee will pursue recoupment of any excess compensation, including incentive cash bonuses, restricted stock, stock options or other compensation, which was awarded to a covered officer based on financial statements of the Company where such statements are required to be restated as a result of the gross negligence, intentional misconduct or fraud of the covered officer. In addition to recoupment, the Board or Compensation Committee shall take such other remedial actions deemed necessary against a covered employee, including recommending disciplinary actions up to and including termination and other available remedies. The recovery period for recoupment of any compensation is up to three fiscal years preceding the date on which the Company is required to prepare and file the restated financial statements. This policy has been proactively adopted in advance of final guidance under Section 954 of the Dodd-Frank Act, and will be amended to conform with this Section when final guidance is available.

Compensation Tables

Summary Compensation Table

The following table summarizes the compensation of our CEO and the other NEOs, for the fiscal years ended December 31, 2015, 2014 and 2013:

Name & Principal Position	Year	Salary[1] ($)	Bonus ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compen- sation[5] ($)	Total ($)
Douglas A. Michels	2015	$619,054		$557,686	$836,523	$508,787	—	$4,000	$2,526,050
President and Chief Executive	2014	$580,139		$507,606	$761,400	$620,000	—	$4,000	$2,473,145
Officer	2013	$563,408		$440,003	$659,799	$469,470	—	$4,000	$2,136,680
Ronald H. Spair	2015	$486,243		$264,653	$396,971	$285,452	—	$4,000	$1,437,319
Chief Financial Officer	2014	$455,677		$256,941	$385,411	$322,970	—	$4,000	$1,424,999
and Chief Operating Officer	2013	$442,450		$240,798	$361,091	$263,390	—	$4,000	$1,311,729
Anthony Zezzo II	2015	$398,403		$135,537	$203,298	$153,036	—	—	$890,274
Executive Vice President	2014	$375,812		$166,524	$249,779	$206,840	—	—	$998,955
Marketing and Sales	2013	$362,000		$79,637	$119,424	$193,320	—	—	$752,381
Jack E. Jerrett	2015	$356,826		$118,080	$177,120	$140,110	—	$4,000	$796,136
Senior Vice President	2014	$327,631		$102,401	$153,599	$207,850	—	$4,000	$795,481
and General Counsel	2013	$319,662		$106,077	$159,070	$133,180	—	$4,000	$721,989
Mark L. Kuna	2015	$279,343		$83,885	$125,825	$117,402	—	$4,000	$610,455
Senior Vice President,	2014	$261,783		$81,439	$122,161	$127,060	—	$4,000	$596,443
Finance, Controller and	2013	$254,183		$83,983	$125,932	$105,920	—	$4,000	$574,018
Assistant Secretary

[1]

Salary in 2015 reflects twenty-seven bi-weekly payroll periods, as compared to twenty-six bi-weekly payroll periods in 2014 and 2013. This additional pay period caused the actual amounts received by the NEOs during 2015 to be somewhat higher than their annual base salaries. Base salaries for 2015 were as follows: Mr. Michels, $596,895; Mr. Spair, $468,838; Mr. Zezzo, $384,010; Mr. Jerrett, $344,400; and Mr. Kuna, $269,344.

[2]

The indicated amounts reflect the aggregate grant date fair value of restricted stock awards made to the NEOs during the applicable year, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. Certain assumptions used in the calculation of those amounts are set forth for the applicable year of award in footnote 8 to the Company’s audited consolidated financial statements for the year ended December 31, 2015, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 14, 2016 (the “2015 10-K Report”).

[3]

The values set forth in this column reflect the aggregate grant date fair value of stock option awards made to the NEOs during the applicable year, computed in accordance with FASB ASC Topic 718. Certain assumptions used in the calculation of those amounts are set forth for the applicable year of award in footnote 8 to the Company’s audited consolidated financial statements for the year ended December 31, 2015, included in the Company’s 2015 10-K Report.

[4]

The indicated amounts reflect incentive cash bonuses paid to the NEOs pursuant to an Incentive Plan, based on performance during the applicable year. For a description of incentive cash bonus payments for performance during 2015, see the Section entitled, “2015 Annual Incentive Cash Bonuses,” in the CD&A. The 2014 amounts include special achievement awards for Messrs. Zezzo and Jerrett of $40,000 and $10,000, respectively, for their contributions in negotiating the HCV co-promotion agreement with AbbVie.

[5]

The indicated amounts reflect cash contributed to a 401(k) profit sharing plan as an employer-matching contribution, which was offered to all employees of the Company during each of the indicated years.

Grants of Plan-Based Awards

The following table summarizes information concerning possible incentive cash bonuses and possible and actual restricted stock and stock option awards for the NEOs during the fiscal year ended December 31, 2015 as well as possible payouts under the 2015 Incentive Plan:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Possible Payouts Under Equity Incentive Plan Awards[3]			All other Stock Awards: Number of Shares of Stock or Units[4] (#Shs.)	All other Option Awards: Number of Securities Underlying Options[4] (#Shs.)	Exercise or Base Price of Option Awards[5] ($/Sh)	Grant Date Fair Value of Stock and Option Awards[6] ($)

Name	Grant Date[1]	Threshold ($)	Target ($)	Maximum ($)	Threshold (# Shs.)	Target (# Shs.)	Maximum (# Shs.)
Douglas A. Michels	2/03/15	—	—	—	—	—	—	59,934			$557,686
President and	2/03/15	—	—	—	—	—	—	—	171,919	$9.305	$836,523
Chief Executive	N/A	$208,913	$417,827	$626,740	37,459 RS	49,945 RS	62,431 RS	—	—	—	N/A
Officer	N/A	—	—	—	107,450 SO	143,266 SO	179,083 SO	—	—	—	N/A
Ronald H. Spair	2/03/15	—	—	—	—	—	—	28,442	—	—	$264,653
Chief Financial	2/03/15	—	—	—	—	—	—	—	81,584	$9.305	$396,971
Officer and	N/A	$117,210	$234,419	$351,629	17,653 RS	24,519 RS	31,384 RS	—	—	—	N/A
Chief Operating	N/A	—	—	—	50,638 SO	70,331 SO	90,024 SO	—	—	—	N/A
Officer
Anthony Zezzo II	2/03/15	—	—	—	—	—	—	14,566	—	—	$135,537
Executive Vice	2/03/15	—	—	—	—	—	—	—	41,781	$9.305	$203,298
President,	N/A	$76,802	$153,604	$230,406	12,138 RS	16,184 RS	20,230 RS	—	—	—	N/A
Marketing and	N/A	—	—	—	34,818 SO	46,424 SO	58,030 SO	—	—	—	N/A
Sales
Jack E. Jerrett	2/03/15	—	—	—	—	—	—	12,690	—	—	$118,080
Senior Vice	2/03/15	—	—	—	—	—	—		36,401	$9.305	$177,120
President	N/A	$60,270	$120,540	$180,810	7,755 RS	10,575 RS	13,395 RS	—	—	—	N/A
and General Counsel	N/A	—	—	—	22,245 SO	30,334 SO	38,423 SO	—	—	—	N/A
Mark L. Kuna	2/03/15	—	—	—	—	—	—	9,015	—	—	$83,885
Senior Vice	2/03/15	—	—	—	—	—	—		25,859	$9.305	$125,825
President,	N/A	$47,135	$94,270	$141,406	6,198 RS	8,451 RS	10,705 RS	—	—	—	N/A
Finance, Controller and Assistant Secretary	N/A	—	—	—	17,778 SO	24,243 SO	30,708 SO	—	—	—	N/A

[1]

Annual incentive equity awards to NEOs, consisting of a combination of restricted stock (“RS”) and stock options (“SO”), were determined for 2015 pursuant to the LTIP, based on performance during 2014. Annual equity awards made during 2015 were approved by the Compensation Committee effective on February 3, 2015. For a description of these equity awards and their terms, see the Section entitled, “2015 Long-Term Incentive Awards,” in the CD&A.

[2]

The indicated amounts represent potential incentive cash bonus payments to the NEOs under the 2015 Incentive Plan. On January 25, 2016, bonus payments under the 2015 Incentive Plan were approved by the Compensation

Committee for the NEOs, based on performance during 2015. A further description of the payments approved under the 2015 Incentive Plan is set forth in the Section entitled, “2015 Annual Incentive Cash Bonuses,” in the CD&A.

[3]

The indicated amounts represent the potential number of shares which could have been granted to the NEOs in 2015 in the form of restricted stock and stock options pursuant to the LTIP, based on each officer’s performance during 2014. For restricted stock, the individual share numbers were calculated by dividing 40% of the long-term incentive targets for each NEO set forth in the LTIP by the mean between the high and low sales price of the Common Stock as reported by NASDAQ on the date of grant. For stock options, the individual option numbers were calculated by dividing 60% of the long-term incentive targets for each NEO set forth in the LTIP by the corresponding estimated Black-Scholes value of the Company’s Common Stock on the date of grant.

[4]

The indicated amounts represent the actual number of restricted shares or stock options granted to the NEOs in 2015 under the LTIP, based on performance during 2014. Specific RS and SO awards were approved by the Compensation Committee for the NEOs effective on February 3, 2015 based on performance during 2014. A further description of these equity awards and their terms is set forth in the Section entitled, “2015 Long-Term Incentive Awards,” in the CD&A.

[5]

The exercise price for stock options is the fair market value of the Company’s Common Stock on the date of grant, which is calculated as the mean between the high and low sales price of the Common Stock as reported by NASDAQ on such date.

[6]	The indicated amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at December 31, 2015

The following table summarizes information regarding unexercised stock options and unvested restricted stock held by the NEOs as of December 31, 2015:

	Option Awards[1]						Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options[2] (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)		Market Value of Shares or Units of Stock That Have Not Vested[8] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas A. Michels President and Chief Executive Officer	67,500	--		--	$9.56	1/23/2016	--		--	--
	45,000	--		--	$8.28	2/01/2017	--		--	--	--
	56,250	--		--	$8.06	2/01/2018	--		--	--	--
	90,990	--		--	$2.81	1/23/2019	--		--	--	--
	102,365	--		--	$5.19	1/25/2020	--		--	--	--
	193,300	--		--	$6.63	2/01/2021	--		--	--	--
	192,580	8,374	3(a)	--	$11.30	2/01/2022	--		--	--	--
	128,833	53,050	3(b)	--	$7.05	2/01/2023	--		--	--	--
	116,441	137,613	3(c)	--	$5.72	2/03/2024	--		--	--	--
	--	171,919	3(d)	--	$9.31	2/03/2025	--		--	--	--
	--	--		--	--	--	20,818	3(e)	$134,068	--	--
	--	--		--	--	--	59,213	3(f)	$381,332	--	--
	--	--		--	--	--	59,934	3(g)	$385,975	--	--

	Option Awards[1]					Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options[2] (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)		Market Value of Shares or Units of Stock That Have Not Vested[8] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronald H. Spair Chief Financial Officer and Chief Operating Officer	27,000	--	--	$9.56	1/23/2016	--		--	--	--
	45,000	--	--	$8.28	2/01/2017	--		--	--	--
	45,500	--	--	$8.06	2/01/2018	--		--	--	--
	18,720	--	--	$2.81	1/23/2019	--		--	--	--
	82,815	--	--	$5.19	1/25/2020	--		--	--	--
	116,100	--	--	$6.63	2/01/2021	--		--	--	--
	119,989	5,2184(a)	--	$11.30	2/01/2022	--		--	--	--
	70,507	29,0334(b)	--	$7.05	2/01/2023	--		--	--	--
	58,941	69,6584(c)	--	$5.72	2/03/2024	--		--	--	--
	--	81,8544(d)	--	$9.31	2/03/2025	--		--	--	--
	--	--	--	--	--	11,393	4(e)	$73,371	--	--
	--	--	--	--	--	29,972	4(f)	$193,020	--	--
	--	--	--	--	--	28,442	4(g)	$183,166	--	--
Anthony Zezzo II Executive Vice President, Marketing and Sales	115,000	--	--	$5.94	1/03/2021	--		--	--	--
	34,695	1,5095(a)	--	$11.30	2/01/2022	--		--	--	--
	23,319	9,6025(b)	--	$7.05	2/01/2023	--		--	--	--
	38,199	45,1445(c)	--	$5.72	2/03/2024	--		--	--	--
	--	41,7815(d)	--	$9.31	2/03/2025	--		--	--	--
	--	--	--	--	--	3,768	5(e)	$24,266	--	--
	--	--	--	--	--	19,425	5(f)	$125,097	--	--
	--	--	--	--	--	14,566	5(g)	$93,805	--	--

Jack E. Jerrett Senior Vice President and General Counsel	18,000	--	--	$9.56	1/23/2016	--		--	--	--
	12,000	--	--	$8.28	2/01/2017	--		--	--	--
	12,000	--	--	$8.06	2/01/2018	--		--	--	--
	6,065	--	--	$2.81	1/23/2019	--		--	--	--
	30,350	--	--	$5.19	1/25/2020	--		--	--	--
	25,000	--	--	$6.63	2/01/2021	--		--	--	--
	33,237	1,4466(a)	--	$11.30	2/01/2022	--		--	--	--
	31,060	12,7906(b)	--	$7.05	2/01/2023	--		--	--	--
	23,490	27,7616(c)	--	$5.72	2/03/2024	--		--	--	--
	--	36,4016(d)	--	$9.31	2/03/2025	--		--	--	--
	--	--	--	--	--	5,019	6(e)	$32,322	--	--
	--	--	--	--	--	11,945	6(f)	$76,926	--	--
	--	--	--	--	--	12,690	6(g)	$81,724	--	--

	Option Awards[1]					Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options[2] (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)		Market Value of Shares or Units of Stock That Have Not Vested[8] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark L. Kuna Senior Vice President, Finance, Controller and Assistant Secretary	15,000	--	--	$8.28	2/01/2017	--		--	--	--
	15,000	--	--	$8.06	2/01/2018	--		--	--	--
	6,956	--	--	$2.81	1/23/2019	--		--	--	--
	15,175	--	--	$5.19	1/25/2020	--		--	--	--
	33,700	--	--	$6.63	2/01/2021	--		--	--	--
	26,258	1,1427(a)	--	$11.30	2/01/2022	--		--	--	--
	24,589	10,1267(b)	--	$7.05	2/01/2023	--		--	--	--
	18,682	22,0797(c)	--	$5.72	2/03/2024	--		--	--	--
	--	25,8597(d)	--	$9.31	2/03/2025	--		--	--	--
	--	--	--	--	--	3,973	7(e)	$25,586	--	--
	--	--	--	--	--	9,500	7(f)	$61,180	--	--
	--	--	--	--	--	9,015	7(g)	$58,057	--	--

[1]	The table does not include restricted stock and restricted units awarded to the NEOs in February 2016 pursuant to the LTIP in respect of performance during 2015.

[2]	Stock options vest over four years, with the first 25% vesting on the first anniversary of the grant date and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of restricted stock vest over a three-year period, with one-third vesting on the first anniversary of the grant date, a second third vesting on the second anniversary and the final third vesting on the third anniversary.

[3]	The indicated stock options and restricted stock vest as follows:

(a)	4,187 options on January 1 and February 1, 2016;
(b)	3,789 options on the 1st of each month, from January 1, 2016 through February 1, 2017;
(c)	5,293 options on the 3rd of each month, from January 3, 2016 through February 3, 2018;
(d)	42,980 options on February 3, 2016 and 3,582 options on the 3rd of each month from March 3, 2016 through February 3, 2019;
(e)	20,818 restricted shares on February 1, 2016;
(f)	29,607 restricted shares on February 3, 2016 and 2017; and
(g)	19,978 restricted shares on February 3, 2016, 2017 and 2018.

[4]	The indicated stock options and restricted stock vest as follows:

(a)	2,609 options on January 1 and February 1, 2016;
(b)	2,074 options on the 1st of each month, from January 1, 2016 through February 1, 2017;
(c)	2,679 options on the 3rd of each month, from January 3, 2016 through February 3, 2018;
(d)	20,464 options on February 3, 2016 and 1,705 options on the 3rd of each month from March 3, 2016 through February 3, 2019;
(e)	11,393 restricted shares on February 1, 2016;
(f)	14,986 restricted shares on February 3, 2016 and 2017; and
(g)	9,481 restricted shares on February 3, 2016, 2017 and 2018.

[5]	The indicated stock options and restricted stock vest as follows:

(a)	754 options on January 1, and February 1, 2016;
(b)	686 options on the 1st of each month, from January 1, 2016 through February 1, 2017;
(c)	1,736 options on the 3rd of each month, from January 3, 2016 through February 3, 2018;
(d)	10,445 options on February 3, 2016 and 870 options on the 3rd of each month from March 3, 2016 through February 3, 2019;
(e)	3,768 restricted shares on February 1, 2016;
(f)	9,713 restricted shares on February 3, 2016 and 2017; and
(g)	4,855 restricted shares on February 3, 2016, 2017 and 2018.

[6]	The indicated stock options and restricted stock vest as follows:

(a)	723 options on January 1 and February 1, 2016;
(b)	913 options on the 1st of each month, from January 1, 2016 through February 1, 2017;
(c)	1,068 options on the 3rd of each month, from January 3, 2016 through February 3, 2018;
(d)	9,100 options on February 3, 2016, and 758 options on the 3rd of each month from March 3, 2016 through February 3, 2019;
(e)	5,019 restricted shares on February 1, 2016;
(f)	5,973 restricted shares on February 3, 2016 and 2017; and
(g)	4,230 restricted shares on February 3, 2016, 2017 and 2018.

[7]	The indicated stock options and restricted stock vest as follows:

(a)	571 options on January 1 and February 1, 2016;
(b)	723 options on the 1st of each month, from January 1, 2016 through February 1, 2017;
(c)	849 options on the 3rd of each month, from January 3, 2016 through February 3, 2018;
(d)	6,465 options on February 3, 2016, and 539 options on the 3rd of each month from March 3, 2016 through February 3, 2019;
(e)	3,973 restricted shares on February 1, 2016;
(f)	4,750 restricted shares on February 3, 2016 and 2017; and
(g)	3,005 restricted shares on February 1, 2016, 2017 and 2018.

[8]	The indicated values were determined by multiplying the number of unvested shares of restricted stock shown in this table by $6.44 per share, the closing price of the Company’s Common Stock as reported by NASDAQ on December 31, 2015.

Option Exercises and Stock Vested

The following table summarizes information with respect to the exercise of stock options and vesting of restricted stock for each of the NEOs during the fiscal year ended December 31, 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number Of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
Douglas A. Michels President and Chief Executive Officer	—	—	62,644	577,121
Ronald H. Spair Chief Financial Officer and Chief Operating Officer	—	—	33,675	310,075
Anthony Zezzo II Executive Vice President, Marketing and Sales	—	—	16,993	156,846
Jack E. Jerrett Senior Vice President and General Counsel	—	—	14,356	132,116
Mark L. Kuna Senior Vice President, Finance, Controller and Assistant Secretary	—	—	11,382	104,749

[1]

The indicated amounts were calculated by multiplying the number of restricted shares acquired upon vesting by the market value of the Company’s Common Stock on the applicable vesting date. The market value was determined by calculating the mean between the high and low sales prices of the Common Stock as reported by NASDAQ on the vesting date.

Retirement Benefits

The NEOs are eligible to participate in our 401(k) Plan on the same terms and conditions applicable to all of our employees. For a further description of the terms of the 401(k) Plan, see the Section entitled, “Retirement Programs,” in the CD&A.

Nonqualified Deferred Compensation

The OraSure Technologies, Inc. Deferred Compensation Plan (the “Plan”) is a non-qualified deferred compensation plan designed to provide deferred compensation benefits to a select group of the Company’s highly compensated employees, including all of the NEOs, and to non-employee members of the Board.

The Plan allows for deferrals by participants of up to 100% of their annual base salaries (or in the case of non-employee Directors, 100% of fees payable under the Company’s Non-Employee Director Compensation Policy) and up to 100% of annual incentive cash bonuses and, upon vesting, restricted shares of the Company’s Common Stock awarded under the Company’s Stock Award Plan. The Company may also make discretionary contributions to the accounts of employees participating in the Plan. Cash balances in participants’ accounts may be invested in a list of investment options that are similar to the fund choices offered in the Company’s 401(k) plan. Participants will be permitted to sell vested restricted shares in their accounts, subject to compliance with the Company’s Insider Trading Policy and applicable securities laws, and invest the proceeds of any such sale in the investment options available under the Plan. Participants will be 100% vested in their accounts and the restricted shares they defer, except that Company contributions will vest over one or more years as determined by the Company. In the event of death, disability or change of control, a participant will become 100% vested in any then unvested Company contributions.

Participants may elect to receive a distribution from his or her account upon a specified date, separation from service, change of control, disability and/or death. Distributions will be made in a lump sum or installments, as allowed under the Plan.

Amounts contributed to a participant’s account through elective deferrals or through the Company’s discretionary contributions are generally not subject to income tax, and the Company does not receive a deduction until they are distributed pursuant to the Plan.

However, cash deferrals are subject to the Federal Insurance Contributions Act Tax imposed at the time of deferral (the “FICA tax”). Deferrals of restricted shares are subject to the FICA tax at the time the restricted shares vest, but are not subject to income tax, and the Company does not receive the deduction until the restricted shares are distributed pursuant to the Plan. The Company may amend or terminate the Plan at any time in accordance with applicable law.

The following table summarizes information for each NEO with respect to the Plan for the fiscal year ended December 31, 2015:

Name	Executive Contributions[1] ($)	Registrant Contributions ($)	Aggregate Earnings/Loss[2] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/15[1,2] ($)
Douglas A. Michels President and Chief Executive Officer	—	—	—	—	—
Ronald H. Spair Chief Financial Officer and Chief Operating Officer	$238,323	—	$(106,577)	—	$966,233
Anthony Zezzo II Executive Vice President, Marketing and Sales	—	—	—	—	—
Jack E. Jerrett Senior Vice President and General Counsel	—	—	—	—	—
Mark L. Kuna Senior Vice President, Finance, Controller and Assistant Secretary	—	—	—	—	—

[1]	The indicated amounts of NEO contributions have been reported as compensation in the Summary Compensation Table.
[2]

There were no earnings or deferred compensation at above market or preferential rates and, therefore, no earnings have been reported as compensation in the Summary Compensation Table for 2015. Aggregate earnings include dividends and interest earned during the period, as well as the net unrealized depreciation of the underlying investments in the participant’s account.

Employment Agreements and Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with all of our NEOs. We believe such agreements are necessary to attract and retain critical talent, and are in-line with market practices.

In March 2015, the employment agreements with Mr. Michels and the other NEOs were amended to eliminate a provision requiring the Company to pay a gross-up for excise tax payments under Section 280G of the Internal Revenue Code. In addition, Mr. Michels’ agreement was amended to change a modified “single trigger” change of control severance provision to a “double trigger” provision. The following summary describes the material terms of the employment agreements with Mr. Michels and the other NEOs, as so amended.

Mr. Michels’ employment agreement with the Company provides for the various components of compensation described in the CD&A. In addition, upon a termination of employment, Mr. Michels’ contract provides for certain post-employment severance and other benefits, as described below.

Mr. Michels’ employment agreement will terminate upon his death or disability. In addition, Mr. Michels may terminate his employment at any time and for any reason upon 90 days’ written notice to the Company or for “good reason” (as defined below). Mr. Michels’ employment agreement can also be terminated by the Company for “cause” (as defined below) or without “cause.”

As used in Mr. Michels’ agreement, the term “good reason” means (i) a material breach of the agreement by the Company that is not cured within 30 days of written notice, (ii) a material diminution in Mr. Michels’ base compensation or authority, duties or responsibilities (following a change of control, such a diminution shall occur if Mr. Michels no longer functions as the sole chief executive officer of the successor organization), (iii) a material diminution in the authority, duties or responsibilities of the person to whom Mr. Michels reports, including a change in Mr. Michels’ reporting obligation from the Board to another employee of the Company, if applicable (following a change of control, such a diminution shall occur if Mr. Michels no longer reports to the board of directors of a public company), (iv) a material diminution of the budget over which Mr. Michels exercises control, or (v) a material change in Mr. Michels’ job location.

A “change of control” generally is defined to take place when disclosure of such a change would be required by the proxy rules promulgated by the SEC or when:

•	any person, or more than one person acting as a group within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations issued thereunder, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

•	any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock;

•	a majority of the members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

•	a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions.

A “change of control period” is the period which begins on the occurrence of a change of control and ends 18 months thereafter.

Upon the termination of Mr. Michels’ employment upon his death or disability, by Mr. Michels for any reason other than good reason or by the Company for cause, Mr. Michels will be entitled to receive his salary through the date of termination and any bonus approved by the Board or the Compensation Committee prior to the date of termination but not yet paid and, in the case of a termination upon his death or disability, a cash bonus for the calendar year in which termination occurs that Mr. Michels would have received but for his death or disability, prorated through the date of death or commencement of disability. Upon termination of the agreement by Mr. Michels with good reason or by the Company without cause (which includes the Company’s failure to renew the agreement), Mr. Michels would be entitled to receive his salary through the date of termination and any bonus that has been approved by the Board or the Compensation Committee prior to the date of termination but not yet paid, a cash bonus for the calendar year in which termination occurs equal to Mr. Michels’ target bonus for such year, and for a period of one year after the date of termination, benefits for Mr. Michels and/or his family at levels substantially equal to those that would have been provided to them by the Company if Mr. Michels’ employment had not been terminated. If termination is for good reason or without cause (which includes the Company’s failure to renew the agreement) and does not occur during a change of control period, Mr. Michels would also receive a lump sum amount equivalent to 12 months of his annual salary. If, however, termination is for good reason or without cause (which includes the Company’s failure to renew the agreement) and occurs during a change of control period, Mr. Michels will receive a lump sum amount equivalent to 36 months of his annual salary. If Mr. Michels is a “specified employee” within the meaning of Code Section 409A at the time of the termination of his employment and any of the foregoing payments would subject him to any tax, interest or penalty under Code Section 409A or regulation thereunder, then the payment shall not be made until the first day which is at least six months after the date of termination of his employment.

Upon termination of Mr. Michels’ employment as a result of disability, for good reason, or by the Company without cause, Mr. Michels can elect to receive medical and dental insurance coverage for himself and his family under any plans offered by the Company to the extent the Company is self-insured or coverage for former employees is available on reasonable terms (as determined by the Company) from the Company’s providers of medical and dental coverage.

All stock awards granted to Mr. Michels are required to immediately vest (i) in the event of a change of control or (ii) if Mr. Michels’ employment is terminated for good reason by Mr. Michels or by the Company without cause during a change of control period, and 50% of such stock awards shall vest in the event Mr. Michels’ employment is terminated for good reason or by the Company without cause during any period other than a change of control period.

The termination and severance provisions in the employment agreements for the other NEOs are substantially similar to Mr. Michels’ employment agreement, with the following exceptions. Mr. Spair is entitled to receive severance equal to 36 months of his annual salary and Messrs. Jerrett and Kuna are entitled to receive severance equivalent to 24 months of their annual salary, rather than 36 months, in the event of a termination of their agreements for good reason or without cause during a change of control period or after a change of control. Mr. Zezzo will be entitled to receive severance equal to 24 months of his annual salary only if he is terminated for good reason or without cause during a change of control period. In the employment agreements with Messrs. Spair, Zezzo, Jerrett and Kuna, the term “good reason” means (i) a material breach of the agreement by the Company that is not cured within 30 days of written notice, (ii) a material diminution in base compensation or authority, duties or responsibilities, (iii) a material diminution in the authority, duties or responsibilities of the person to whom the executive reports, including a change in the executive’s reporting obligation from the Board to another employee of the Company, if applicable, (iv) a material diminution of the budget over which the executive exercises control, or (v) a material change in the executive’s job location.

The following table provides estimates of the potential severance and other post-termination benefits the NEOs would receive assuming their employment was terminated as of December 31, 2015:

Name	Benefit	Voluntary Termination or Termination for Cause	Termination for Death or Disability[1]	Termination for Good Reason or Without Cause Not Within Change of Control Period[1]	Termination after Change of Control (except Mr. Michels), or for Good Reason or Without Cause Within Change of Control Period[1]
Douglas A. Michels	Salary Continuation	—	—	$596,895	$1,790,685
President and Chief Executive Officer	Bonus	—	$508,787	$417,827	$417,827
	Accelerated Option Vesting	—	—	$49,885	$99,769
	Accelerated Restricted Stock Vesting	—	$901,375	$450,687	$901,375
	Health Care Benefits	—	—	$22,191	$22,191

	Total	—	$1,410,162	$1,537,485	$3,231,847

Ronald H. Spair	Salary Continuation	—	—	$468,838	$1,406,514
Chief Financial Officer and Chief Operating Officer	Bonus	—	$285,452	$234,419	$234,419
	Accelerated Option Vesting	—	—	$25,251	$50,502
	Accelerated Restricted Stock Vesting	—	$449,557	$224,778	$449,557
	Health Care Benefits	—	—	$21,969	$21,969

	Total	—	$735,009	$975,255	$2,162,961

Anthony Zezzo II	Salary Continuation	—	—	$384,010	$768,020
Executive Vice President, Marketing and Sales	Bonus	—	$153,036	$153,604	$153,604
	Accelerated Option Vesting	—	—	$16,365	$32,729
	Accelerated Restricted Stock Vesting	—	$243,168	$121,585	$243,168
	Health Care Benefits	—	—	$3,972	$3,972

	Total	—	$396,204	$679,536	$1,201,493

Jack E. Jerrett	Salary Continuation	—	—	$344,400	$688,800
Senior Vice President and General Counsel	Bonus	—	$140,110	$120,540	$120,540
	Accelerated Option Vesting	—	—	$10,063	$20,127
	Accelerated Restricted Stock Vesting	—	$190,972	$95,486	$190,972
	Health Care Benefits	—	—	$21,941	$21,941

	Total	—	$331,082	$592,430	$1,042,380

Mark L. Kuna	Salary Continuation	—	—	$269,344	$538,688
Senior Vice President, Finance, Controller and Assistant Secretary	Bonus	—	$117,402	$94,270	$94,270
	Accelerated Option Vesting	—	—	$8,004	$16,007
	Accelerated Restricted Stock Vesting	—	$144,823	$72,411	$144,823
	Health Care Benefits	—	—	$28,056	$28,056

	Total	—	$262,225	$472,085	$821,844

[1]

The indicated values for the accelerated vesting of stock options reflect (i) the number of option shares which would vest on an accelerated basis, multiplied by (ii) the excess, if any, of the $6.44 per share closing price for the Company’s Common Stock, as reported by NASDAQ on December 31, 2015, over the applicable exercise price for each option. The indicated values for the accelerated vesting of restricted stock reflect the $6.44 per share closing price on December 31, 2015 multiplied by the number of shares which would vest on an accelerated basis.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 about the shares of Common Stock that may be issued upon the exercise of options under all of our equity compensation plans. These plans include the OraSure Technologies, Inc. Stock Award Plan (“Award Plan”), the Epitope, Inc. 1991 Stock Award Plan (the “1991 Plan”), and the Agritope, Inc. 1992 Stock Award Plan (the “Agritope Plan”). The Award Plan, the 1991 Plan and the Agritope Plan were Epitope equity compensation plans. In connection with the merger of Epitope and STC into the Company on September 29, 2000, the Award Plan was adopted by the Company, and the Company assumed the obligation to issue shares for the then outstanding stock options granted under the Award Plan, the 1991 Plan, and the Agritope Plan. Additional grants of equity compensation may only be made under the Award Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)		Weighted-Average Exercise Price of Outstanding Options (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	6,090,262		$7.51		3,695,756[1]
Equity compensation plans not approved by security holders	125,552	[2]	$4.42	[2]	—
Total	6,215,814				3,695,756

[1]	Represents shares remaining available for future issuance as of December 31, 2015 under the Award Plan.

[2]	Represents shares issuable as of December 31, 2015, under options at a weighted-average exercise price of $4.42 per share, pursuant to the 1991 Plan and the Agritope Plan.

Director Compensation

Annual Fees

Under our Non-Employee Director Compensation Policy (“Director Policy”), non-employee members of the Board receive fixed annual fees for service on the Board and Committees of the Board, as set forth below. The fees are paid quarterly in arrears.

Position	Annual Fee
Board Chairman	$60,000
Non-Chairman Board Member	$40,000
Audit Chairman	$18,000
Compensation Chairman	$15,000
N&CG Chairman	$8,000
Non-Chairman Audit Member	$8,000
Non-Chairman Compensation Member	$6,000
Non-Chairman N&CG Member	$4,000

Initial Equity Awards

Non-employee Directors receive an initial grant of 40,000 stock options for the Company’s Common Stock upon joining the Board (the “Initial Grant”). An additional grant of 40,000 stock options is also made to any non-employee Director who becomes Chairman of the Board (the “Chairman Grant”). The options granted to non-employee Directors are nonqualified stock options and have an exercise price equal to the mean between the high and low sales prices of the Company’s Common Stock as quoted on the NASDAQ Stock Market on the grant date. Each Initial Grant and Chairman Grant generally vest on a monthly basis over the 24 months immediately following the grant date. Payment of the exercise price may be made in cash or by delivery of previously acquired shares of Common Stock having a fair market value equal to the aggregate exercise price.

Annual Equity Awards

Under the Director Policy, each non-employee Director receives an annual grant of restricted shares (the “Annual Grant”) of the Company’s Common Stock on the date of each annual meeting of stockholders. Annual grants are made using a value transfer award method similar to that used for our executives under the LTIP. The dollar values of the Annual Awards were determined by the Compensation Committee and Board based on advice from PM&P and an assessment of director equity awards made at comparable medical diagnostics and healthcare companies.

Under the Director Policy, Annual Grants of restricted stock are made pursuant to the values set forth in the following table:

Board Position	Award Grant Value
Chairman	$120,000
Non-Chairman Director	$80,000

The dollar value of each Annual Grant is converted into restricted stock by dividing the above values by the average of the high and low sales prices of the Company’s Common Stock, as reported on the NASDAQ Stock Market, on the grant date. Annual Grants of restricted stock will vest on the date that is twelve months from the date of grant. Non-employee Directors are permitted to direct the Company to withhold restricted stock in order to pay tax withholding obligations arising upon the vesting of such shares.

In September 2014, management compared the compensation provided under our Director Policy with the compensation paid to non-employee directors at the peer companies (listed on page 43 of this Proxy Statement) used for benchmarking executive compensation, as described above. Based on this analysis, we concluded that the mix of cash fees and annual awards of restricted stock reflects what we believe to be market practice and the compensation value provided to our non-employee Directors is consistent with the median compensation value paid by the peer companies.

Equity Award Terms

Any unvested stock options and restricted stock granted to non-employee Directors will vest in their entirety immediately upon the occurrence of a “change of control” of the Company. As defined in the Award Plan, a change of control means a change of control that would be required to be reported under the Securities Exchange Act of 1934, as amended, and would be deemed to have occurred at such time as (i) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; (ii) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the

12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock; (iii) a majority of the members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) a person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions. In addition, if a non-employee Director leaves the Board for any reason other than a change of control, prior to the end of the vesting period for the Annual Grant of restricted stock, such award shall immediately vest on a pro-rata basis based on the actual duration of such Director’s service to the Board during such vesting period.

Deferred Compensation

Non-employee Directors are permitted to defer all or a portion of the fees and grants of restricted stock under the Company’s Non-Qualified Deferred Compensation Plan, on terms similar to those applicable to our officers.

Director Compensation During 2015

The following table summarizes information related to compensation of non-employee Directors during the fiscal year ended December 31, 2015:

Name[1,2]	Fees Earned or Paid in Cash ($)	Stock Awards[3] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Michael Celano	$62,000	$79,996	—	—	—	—	$141,996
Eamonn P. Hobbs	—	—	—	—	—	—	—
Ronny B. Lancaster	$54,000	$79,996	—	—	—	—	$133,996
Charles W. Patrick[3]	$52,000	$79,996	—	—	—	—	$131,996
Roger L. Pringle	$54,000	$79,996	—	—	—	—	$133,996
Stephen S. Tang, Ph.D.	$59,000	$79,996	—	—	—	—	$138,996
Douglas G. Watson	$74,000	$119,997	—	—	—	—	$193,997

[1]	Because Messrs. Michels and Spair are officers of the Company, they are not entitled to any separate compensation for service on the Board or any Committee thereof and have not been included in this table. Eamonn P. Hobbs became a member of the Board in March 2016 and received no compensation during 2015.

[2]	Non-employee Directors held the following number of unvested restricted shares (“RSs”) and stock options (“SOs”) at December 31, 2015: Mr. Celano: 14,883 RSs; 70,000 SOs; Mr. Lancaster: 14,883 RSs; 50,000 SOs; Mr. Patrick: 14,883 RSs; 70,000 SOs; Mr. Pringle: 14,883 RSs; 175,552 SOs; Dr. Tang: 14,883 RSs; 40,000 SOs; and Mr. Watson: 22,325 RSs; 80,000 SOs. The aggregate number of stock options and restricted shares held by Messrs. Michels and Spair are set forth in the table in the Section entitled, “Outstanding Equity Awards,” in this Proxy Statement.

[3]	The indicated amounts reflect the aggregate grant date fair value of restricted stock awards made to non-employee Directors during 2015, computed in accordance with FAS ASC Topic 718. Certain assumptions used in the calculation of those amounts are set forth in footnote 8 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2015, included in the Company’s 2015 Annual Report on Form 10-K.

PROPOSALS REQUIRING YOUR VOTE

Proposal No. 1. Election of Directors

Background

At the Annual Meeting, you will be asked to vote on the election of three Directors. A majority of the independent members of the Board have nominated Eamonn P. Hobbs, Stephen S. Tang, Ph.D. and Douglas G. Watson for election as Class I Directors, for terms expiring at the Annual Meeting of Stockholders in 2019.

Each of the nominees for election as Directors is presently a member of our Board and has consented to continue to serve if re-elected to the Board. Mr. Hobbs joined the Board in March 2016 and serves as a member of both the Audit Committee and Compensation Committee. Dr. Tang joined the Board in 2011, is currently Chairman of the Compensation Committee, and serves as a member of the Nominating and Corporate Governance Committee. Mr. Watson joined the Board in 2002, is currently the Chairman of the Board of Directors, and serves as a member of both the Audit Committee and the Compensation Committee.

We do not know of anything that would preclude any nominee from serving. However, should any nominee for any reason become unable or unwilling to serve as a Director, the persons named in the enclosed Proxy Card will vote the shares represented by each Proxy for such substitute nominee as the Board may approve.

Any vacancy that occurs on the Board that results from an increase in the number of Directors may be filled by the affirmative vote of a majority of the Directors then in office, and any other vacancy on the Board may be filled by the affirmative vote of a majority of the Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director.

Certain information with respect to each person nominated for election as a Director and each person whose term of office as a Director will continue after the Annual Meeting, including the particular experience, qualifications, attributes and skills they possess that led to the conclusion that they should serve as a Director, is set forth below.

Name	Principal Occupation	Age	Director Since

Class I (Nominees for Terms Expiring in 2019):
Eamonn P. Hobbs	Former President and CEO of Antares Pharma, Inc.	57	2016

Stephen S. Tang, Ph.D.	President and Chief Executive Officer of The University City Science Center	55	2011

Douglas G. Watson	Chief Executive Officer of Pittencrieff Glen Associates	71	2002

Class II (Directors Whose Terms Expire in 2017):
Ronny B. Lancaster	Senior Vice President for Federal Government Relations of Assurant, Inc.	64	2003

Roger L. Pringle	President of The Pringle Company	75	2000

Ronald H. Spair	Chief Financial Officer and Chief Operating Officer of the Company	60	2006

Class III (Directors Whose Terms Expire in 2018):
Michael Celano	Chief Financial Officer of Makindus, Inc.	57	2006

Douglas A. Michels	President and Chief Executive Officer of the Company	59	2004

Charles W. Patrick	Principal, Patrick Consulting	61	2006

From July 2014 to January 2016, Mr. Hobbs served as the President and Chief Executive Officer of Antares Pharma, Inc., a specialty pharmaceutical company focused on self-injection pharmaceutical products and technologies. He also served on the Antares board of directors from 2009 to 2016. From 2009 to 2013, Mr. Hobbs served as President and Chief Executive Officer, and from 2008 to 2013 was a member of the board of directors, of Delcath Systems, Inc., a specialty pharmaceutical and medical device public company specializing in cancer treatment. Prior to Delcath Systems, Inc., Mr. Hobbs served as President and Chief Executive Officer of AngioDynamics, Inc., a company he co-founded in 1988 as a division of E-Z-EM, Inc. which grew into a leading medical technology public company with a highly diverse product line. From 1988 to 2004, Mr. Hobbs also served as Executive Vice President of Business Development of E-Z-EM, Inc., a NASDAQ-traded company. Before joining AngioDynamics, Mr. Hobbs was Director of Marketing and Product Development at NAMIC; founder, President and Chief Executive Officer of Hobbs Medical, Inc.; and a Product Development Engineer at Cook Incorporated. Mr. Hobbs received a B.S. in Plastics Engineering with a Biomaterials emphasis at the University of Massachusetts (Lowell). Mr. Hobbs has served on the Board of Directors of the Medical Device Manufacturers Association since 2009.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•      Executive-level management experience as CEO of several public companies.

•      Extensive experience in the medical device, pharmaceutical and combination products industries.

•      Extensive experience managing operations in a cost-effective, efficient manner.

•      Experience with governance and policy development for the medical device industry.

Stephen S. Tang, Ph.D. became a member of the Board in April 2011. Since January 2008, Dr. Tang has served as President and Chief Executive Officer of The University City Science Center, an urban research park and business incubator owned by over thirty leading universities, medical schools and health networks in the greater Philadelphia, Pennsylvania area. Prior to that, Dr. Tang held senior management and business development positions with several firms in the life sciences industry, including Olympus America, Inc., Millennium Cell Inc. and A.T. Kearney Inc. Dr. Tang holds a B.S. degree in Chemistry from The College of William and Mary, an M.S. degree and Ph.D. in Chemical Engineering from Lehigh University and an MBA from The Wharton School of Business at the University of Pennsylvania.

Skills and Qualifications leading to conclusion that he should serve on the Board:

• Extensive business experience, particularly in the life sciences industry. • Experience with strategic and business development matters. • Executive-level management experience.

Douglas G. Watson became a member of the Board in May 2002 and became Chairman of the Board in March 2003. Mr. Watson is the Chief Executive Officer of Pittencrieff Glen Associates, a leadership and management consulting firm, which he founded in June 1999. Prior to that, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation, the U.S. subsidiary of Novartis A.G., President and Chief Executive Officer of Ciba-Geigy Corporation, President of the Ciba Pharmaceuticals Division and Senior Vice President of Planning and Business Development of Ciba’s U.S. Pharmaceuticals Division. Mr. Watson holds an M.A. degree in pure mathematics from Churchill College, Cambridge University, and is a member of the Chartered Institute of Management Accountants. Mr. Watson previously served on the boards of directors of BioMimetic Therapeutics, Inc., Wright Medical Group, Inc., Engelhard Corporation, Genta Inc., Javelin Pharmaceuticals Inc., Novartis Corporation, InforMedix Inc., BioElectronics Inc., Delcath Systems Inc., Dendreon Corporation and Summit Bank Corporation.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•      Long business career and executive-level management experience in the pharmaceutical industry.

•      Financial and accounting expertise.

•      Service on the boards and board committees of other private and public companies.

Ronny B. Lancaster became a member of the Board in May 2003. Since September 2005, Mr. Lancaster has served as Senior Vice President, Federal Government Relations of Assurant, Inc., a provider of specialty insurance and insurance-related products and services. Prior to that, Mr. Lancaster served as Chief Operating Officer of the Morehouse School of Medicine, Executive Assistant to the Secretary and Principal Deputy Assistant Secretary for Planning and Evaluation at the U.S. Department of Health and Human Services, General Counsel of Hamilton Enterprises, Inc., Senior Washington Representative for Blue Cross/Blue Shield Association, and Chief of the Division of Fee-For-Service Plans at the U.S. Office of Personnel Management. Mr. Lancaster received his B.A. in Economics from the Catholic University of America, his M.B.A. from the Wharton School of the University of Pennsylvania, and his J.D. degree from The Georgetown University Law Center. He is admitted to the Bars of Pennsylvania and the District of Columbia. Mr. Lancaster previously served on the board of directors of Immucor, Inc.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•	Expertise in government affairs and political matters,
•	Extensive medical and healthcare experience
•	Legal training.

Roger L. Pringle has served on the Board since September 2000, when the Company was formed by the merger of Epitope, Inc. (“Epitope”) and STC Technologies, Inc. Prior to that, Mr. Pringle served as Chairman of the Board and a member of the Board of Directors of Epitope, and was a director of Agritope, Inc., a plant genetics subsidiary of Epitope. Mr. Pringle is the President of The Pringle Company, a strategy and executive consulting firm in Portland, Oregon, which was founded in 1976. Mr. Pringle currently serves on the board of directors of Prolifiq Software, Inc. and previously served on the boards of directors of Bank of the Northwest, Metro One Telecommunications Inc. and North Pacific Group. Mr. Pringle received a B.S. in Business from Oregon State University and an MBA from the University of Oregon.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•	Long service as a member of the Board of Epitope, Inc., a predecessor to the Company.
•	Professional expertise in executive selection, assessment and compensation.
•	Entrepreneurial and business leadership skills
•	Service on the boards of other private and public companies.

For biographical information on Mr. Spair, see the Section entitled, “Executive Officers,” in this Proxy Statement.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•       Service as Chief Financial Officer and Chief Operating Officer of the Company.

•       Financial and accounting expertise.

•       Extensive business and investor relations experience.

For biographical information on Mr. Michels, see the Section entitled, “Executive Officers,” in this Proxy Statement.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•      Service as President and Chief Executive Officer of the Company

•      Extensive business and executive-level management experience in the medical diagnostics field

•      Sales and marketing expertise

Michael Celano became a member of the Board in October 2006. Mr. Celano is the Principal and Founder of Lafayette Hill Consulting and as of September 2015 the Chief Financial Officer (part-time) of Makindus, Inc., a clinical-stage biotechnology company. Prior to that, Mr. Celano served as the Chief Financial Officer of DrugScan, Inc., a clinical laboratory services company from January 2013 to May 2015. He also served as the Chief Financial Officer of Kensey Nash Corporation, a biomaterials company from March 2009 until June 2012, and as a consultant to Royal DSM, the acquiror of Kensey Nash Corporation, from July 2012 through December 2012. From August 2007 to December 2008, Mr. Celano served as Managing Director of Aon Risk Services and prior to that, he served as Vice President, Finance and Chief Financial Officer for BioRexis Pharmaceutical Corporation, a biopharmaceutical company. Before joining BioRexis, Mr. Celano served as a partner with KPMG LLP, in charge of its Mid-Atlantic Life Sciences Practice, and was co-leader of its National Life Science Practice. Mr. Celano also was co-leader of the Life Science Practice for Arthur Andersen before he joined KPMG. Mr. Celano holds a B.S. degree in Accounting from St. Joseph’s University.

Skills and Qualifications leading to conclusion that he should serve on the Board:

• Long career in public accounting focused in the life sciences area. • Accounting and financial expertise. • Extensive business experience.

Charles W. Patrick became a member of the Board in January 2006. Since 2000, Mr. Patrick has served as Principal of Patrick Consulting, a management consulting firm that helps diagnostic and technology companies develop sales, marketing and distribution strategies. From 2001 through 2011, Mr. Patrick also served as the President and Co-owner of ADS Golf, Inc., a golf equipment supplier. Prior to that time, he served as the President and Chief Executive Officer of CallNexus, Inc., a provider of virtual call center services, and Vice President of Sales and Marketing for Biosite Diagnostics, a medical diagnostics company, where he had primary responsibility for developing and achieving Biosite’s strategic sales, marketing and distribution objectives. Prior to his time at Biosite, Mr. Patrick served as World Wide Group Marketing Manager and held several other sales and marketing positions for the Diagnostics Division of Abbott Laboratories. Mr. Patrick previously served on the board of directors of DiaDexus, Inc. Mr. Patrick received his undergraduate degree from the University of Central Florida.

Skills and Qualifications leading to conclusion that he should serve on the Board:

• Extensive sales and marketing background. • More than 35 years of experience in the medical diagnostics industry. • Entrepreneurial skills.

Vote Required; Board Recommendation

If a quorum is present, each nominee will be elected if he receives a plurality of the votes cast by shares present in person or by Proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the required vote. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for the nominees, each of whom has consented to be named and to serve if elected.

Your Board recommends that you vote FOR the election of the Director nominees.

Proposal No. 2. Ratification of Appointment of Independent Registered Public Accounting Firm

Background

The Audit Committee of the Board of Directors has approved the reappointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2016 fiscal year. The Audit Committee has also recommended that the Board submit the appointment of KPMG for ratification by stockholders at the Annual Meeting. Although action by the stockholders on this matter is not legally required, the Audit Committee and the Board believe it is appropriate to seek stockholder ratification of this appointment in light of the important role played by the independent registered public accounting firm in reporting on the Company’s consolidated financial statements. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its appointment of KPMG for the 2016 fiscal year or in the future.

One or more representatives of KPMG are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required; Board Recommendation

Ratification of the appointment of KPMG requires the affirmative vote of a majority of shares present in person or by Proxy and entitled to vote at the Annual Meeting. Shares voted in person or represented by Proxy which are not voted for this ratification (by voting no or abstaining) will have the effect of voting against this proposal. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for ratification of the appointment of KPMG as our independent registered public accounting firm for the 2015 fiscal year.

Your Board recommends that the stockholders vote FOR ratification of the appointment of KPMG.

Proposal No. 3. Advisory (Non-Binding) Vote to Approve Executive Compensation

Background

Section 14A of the Exchange Act, enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), requires that stockholders be given the opportunity to vote to approve, on an advisory (non-binding) basis, no less frequently than once every three years, the compensation of our NEOs. Based on feedback received at our 2011 Annual Meeting, the Board determined that such a vote should be held on an annual basis until the next advisory vote on frequency. Thus, following this vote, the next time the Company will hold a non-binding advisory vote on the compensation of our NEOs will be at our 2017 Annual Meeting of Stockholders.

The vote on the resolution recommended below is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs. As described more fully under the CD&A Section of this Proxy Statement and the related tables and narrative, our compensation program is performance-based and is designed to pay executives for performance by offering rewards for the achievement of pre-determined objectives. In addition, our program is designed to align the interests of executives with the interests of our stockholders, provide long-term incentives and set compensation at levels sufficiently competitive to attract, retain and motivate high quality executives, and meet strong corporate governance principles. You are urged to carefully review the CD&A Section of this Proxy Statement which contains a detailed discussion of our executive compensation program, including the 2014 compensation of our NEOs.

Recent Compensation Changes

In response to input from our stockholders, we recently implemented several important changes to our compensation program in order to more closely align compensation and performance for our executives.

Performance Vesting Equity – Beginning with long term incentive equity awards made in early 2016 for performance during 2015, executives receive 50% of their awards in the form of performance-vested restricted units that will vest after three years only if a three year product sales growth target and one-year earnings per share target are met. The remaining 50% of each award consists of time-vested restricted stock that will vest in full after three years. Thus, beginning in 2016 one-half of each executive’s annual equity awards has performance vesting and one half has time-vesting. In 2015 and prior years, executives received annual equity awards consisting of a 60%/40% mix of stock options and restricted stock, all of which were time vested. This change strengthens our compensation program by more closely aligning executive pay with longer-term Company priorities and performance and responds to input from our stockholders urging us to adopt performance vesting for a significant portion of our executives’ long-term incentive equity awards.

Employment Agreement Changes – The employment agreements for all NEOs have been modified to eliminate the excise tax gross-up. In addition, our CEO’s employment agreement has been modified to change the modified “single trigger” change of control severance provision to a “double trigger” provision. These changes respond to concerns raised by stockholders.

Enhanced Stock Ownership/Retention Guidelines – In 2015, the Board increased the stock ownership and retention requirements for our executives, as summarized below (expressed as a multiple of base salary):

Position	Old	New
President & CEO	2x	6x
Chief Financial Officer & Chief Operating Officer	1x	2x
Other Executive Officers	N/A	1x

In addition, each individual covered by these guidelines is now required to retain 50% (rather than 25%) of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the individual’s holdings of our Common Stock meet applicable ownership guidelines. These changes respond to input from stockholders by better aligning the interests of our executives with our stockholders and making our guidelines more consistent with market practice.

Limited Bonus Pool Funding Discretion – Beginning in 2015, the Board has limited its authority to make discretionary adjustments to the aggregate cash pool used to fund annual incentive bonuses for executives to +/- 10% of the aggregate pool amount otherwise determined by the funding formula for the applicable Management Incentive Plan. A similar limit has been included in the 2016 bonus plan. This change responds to input received from stockholders regarding the use of discretion in determining compensation.

Extension of Stock Buyback Program – We recently extended our previously authorized stock repurchase program and in late 2015 and early 2016, we purchased 1.2 million shares of our Common Stock at a cost of $7.6 million. This action was taken, in part, because of concerns expressed by our stockholders regarding the dilutive impact of the annual equity awards made to management and non-employee Directors.

Other Compensation Program Features

As described more fully in the CD&A, there are many other important features to our compensation program that illustrate our commitment to pay-for-performance and good corporate governance. A summary of some of the more significant of these features is set forth below:

• Compensation is market driven and performance-based.	• Use of peer company benchmarking and tally sheets.
• Balanced mix of cash/equity, fixed/variable, short-term/long-term compensation components.	• Compensation recoupment policy.
• Threshold financial performance objectives for annual bonus pool funding meet or exceed fiscal performance for the prior fiscal year.	• No hedging or pledge of our Common Stock.
• Equity awards provide long-term incentive with three to four year vesting.	• Robust stockholder outreach on compensation/ governance matters.
• Total compensation targeted at 50th percentile of peer group.

Vote Required; Board Recommendation

If a quorum is present, the affirmative vote of a majority of shares present, in person or by Proxy and entitled to vote at the Annual Meeting, is required to approve, on an advisory (non-binding) basis, the compensation paid to NEOs. Shares voted in person or represented by Proxy which are not voted for approval of our executive compensation (by voting no or abstaining) will have the effect of voting against this proposal. Broker non-votes will not count toward the determination of whether this proposal is approved and will have no impact on the vote. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for approval of our executive compensation, as disclosed in this Proxy Statement. Because this stockholder vote is advisory, it will not be binding on the Company or the Board of Directors. However, the Compensation Committee and Board will take into account the outcome of the vote when considering future executive compensation programs and arrangements.

Based on the foregoing, the Board is requesting that stockholders vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Your Board recommends that the stockholders vote FOR the approval of our executive compensation as described in the preceding resolution.

Annual Report

Our Annual Report to Stockholders for the year ended December 31, 2015 accompanies this Proxy Statement. Following receipt of a written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of our Common Stock on March 24, 2016, the record date for the Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of the Corporate Secretary of the Company at our address set forth in the Notice of Annual Meeting of Stockholders immediately preceding this Proxy Statement.

Deadline For Stockholder Proposals

You may submit proposals for inclusion in the proxy materials for the Company’s 2017 Annual Meeting of Stockholders. Any such proposals must meet the stockholder eligibility and other requirements imposed by rules issued by the SEC and must be received by the Company at 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Corporate Secretary, in accordance with Rule 14a-8 promulgated under the Exchange Act, not later than December 5, 2016.

In addition, our Bylaws provide that a stockholder proposal must meet certain predetermined requirements in order to be considered at the Annual Meeting. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder proposal included in the proxy materials pursuant to the SEC’s rules and regulations. In order to be considered, a stockholder’s proposal must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, if less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to each matter the stockholder proposes to bring before the meeting, a brief description of the matter and the reasons for considering that matter at the Annual Meeting. The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf notice of the proposed business is made: (i) the name and address of the stockholder and such beneficial owner; (ii) any material interest of such stockholder and such beneficial holder in such business; (iii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by the stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and such beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to propose the business described in its notice; and (v) any other information relating to such business matter that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. To the extent the Board of Directors or the SEC, or a court of competent jurisdiction, deems these Bylaw provisions to be inconsistent with the right of stockholders to request inclusion of a proposal in the Company’s proxy materials pursuant to Rule 14a-8 promulgated under the Exchange Act, such rule shall prevail.

The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board. If a stockholder intends to present a proposal at our 2017 Annual Meeting without inclusion of that proposal in the Company’s proxy materials and written notice of the proposal is not received by the Secretary of the Company by February 18, 2017 (the date that is 45 days before the one-year anniversary of the date on which the Company first sent its proxy materials for the Annual Meeting), or if the Company meets other requirements of the applicable SEC rules and regulations, the proxies solicited by the Board for use at the 2017 Annual Meeting will confer discretionary authority to vote on the proposal should it then be raised at the 2017 Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Jack E. Jerrett

Secretary

April 4, 2016

220 EAST FIRST STREET BETHLEHEM, PA 18015	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/OSUR2016

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E04912-P76137 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ORASURE TECHNOLOGIES, INC. The Board of Directors recommends you vote FOR each of the following nominees:		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	ELECTION OF DIRECTORS Class I (Term Expiring 2019)
Nominees:
01) Eamonn P. Hobbs
02) Stephen S. Tang, Ph.D.
03) Douglas G. Watson

The Board of Directors recommends you vote FOR items 2 and 3.							For	Against	Abstain
2.	Ratification of Appointment of KPMG LLP as the Independent Registered Public Accounting Firm for Fiscal Year 2016.						☐	☐	☐
3.	Advisory (Non-Binding) Vote to Approve Executive Compensation.						☐	☐	☐
Mark Here for Address Changes or Comments SEE REVERSE				☐
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

OraSure Technologies, Inc.

2016 Annual Meeting of Stockholders

Tuesday, May 17, 2016

Important notice regarding the Internet availability of proxy materials for the

Annual Meeting of Stockholders.

The Notice and Proxy Statement and 2015 Annual Report to Stockholders

are available at www.proxyvote.com.

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E04913-P76137

PROXY

2016 Annual Meeting of Stockholders

PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jack E. Jerrett and Mark L. Kuna, and each of them, proxies with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the 2016 Annual Meeting of Stockholders of OraSure Technologies, Inc. (the “Company”) to be held on Tuesday, May 17, 2016, at 10:00 a.m. (local time), and at any adjournment(s) or postponement(s) thereof, with all the powers the undersigned would possess if personally present, with respect to the matters listed on the reverse side.

The shares represented by this Proxy, if properly executed, will be voted as specified on the reverse side or, if no specification is made, will be voted (i) FOR the election of the nominees listed on the reverse side as directors, (ii) FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2016 and (iii) FOR the advisory (non-binding) vote to approve executive compensation of the Company’s named executive officers. If any other business properly comes before the meeting, the proxies named above will have discretionary authority to vote thereon in accordance with their best judgment.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed, on the other side)